SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|	Preliminary Proxy Statement
|X|	Definitive Proxy Statement
|_|	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|	Definitive Additional Materials
|_|	Soliciting Material Pursuant to Rule 14a-12

Municipal Mortgage & Equity, LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|	Fee not required.

|_|	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

|_|	Fee paid previously with preliminary materials.

|_|	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Municipal Mortgage & Equity, LLC
Pier IV Building
621 East Pratt Street
Suite 300
Baltimore, Maryland 21202

April 13, 2004

Dear fellow shareholder:

We are pleased to invite you to the annual meeting of shareholders to be held on June 3, 2004, at our offices, which are located at the Pier IV Building, 621 East Pratt Street, Suite 300, Baltimore, Maryland 21202. As we have done in the past, in addition to considering the matters described in the proxy statement, we will provide an overview of developments relating to our business since our last shareholders’ meeting.

Whether or not you plan to attend the meeting in person, we strongly encourage you to designate the proxies named on the enclosed proxy card to vote your shares. This will ensure that your common shares are represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

Sincerely,

Mark K. Joseph
Chairman and Chief Executive Officer

Notice of 2004 Annual Meeting
of Shareholders and Proxy Statement

Date: Time: Place:	Thursday, June 3, 2004 9:00 a.m. Municipal Mortgage & Equity, LLC Pier IV Building 621 East Pratt Street Suite 300 Baltimore, Maryland 21202

Matters to be voted on:

•	Election of four members of the Board of Directors to hold office for three-year terms expiring at the annual meeting held in 2007 or until their successors are elected and qualified

•	Approval of the 2004 Non-Employee Directors’ Share Plan

•	Approval of the 2004 Share Incentive Plan

•	Any other matters that may properly be brought before the meeting

By Order of the Board of Directors,

Janet E. McHugh
Secretary
April 13, 2004

Please vote promptly.

CONTENTS

General Information About the Meeting			1
Proposal 1:	Election of Directors		3
	Information about the Company’s Directors		4
	About the Board and its Committees		6
	Director Compensation		8
	Identification of Executive Officers		9
	Executive Compensation — Employment Agreements		11
	Executive Compensation Tables		13
	I.	Summary Compensation Table	13
	II.	Long-Term Incentive Plans	14
	III.	Aggregated Option Exercises in 2003 and Year-End Option Values	15
Proposal 2:	2004 Non-Employee Directors’ Share Plan		16
Proposal 3:	2004 Share Incentive Plan		19
	Comparison of Five-Year Cumulative Total Returns		25
	Report of the Compensation Committee of the Board of Directors		26
	Security Ownership of Management		29
	Related Party Transactions and Affiliate Transactions		30
	Independent Public Accountants		36
	Report of the Audit Committee of the Board of Directors		38
	Section 16(a) Beneficial Ownership Reporting Compliance		39
	Other Business		40
	Shareholder Proposals for the 2005 Annual Meeting		40
Appendix A:	Corporate Governance Guidelines of the Board		41
Appendix B:	Charter of the Audit Committee		45
Appendix C:	2004 Non-Employee Directors’ Share Plan		49
Appendix D:	2004 Share Incentive Plan		60

Proxy Statement

Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common shares to be represented at the annual meeting by the proxies named on the enclosed proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board by our management. The proxy statement is being sent to our shareholders on or about April 13, 2004.

General Information About the Meeting
Who can vote
You are entitled to vote your Municipal Mortgage & Equity, LLC (sometimes referred to as the “Company”) common shares if our records show that you held your shares as of April 5, 2004. At the close of business on that date, a total of 34,854,413 common shares were outstanding and entitled to vote. Each Municipal Mortgage & Equity, LLC common share has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote. Your vote is confidential and will not be disclosed to persons other than those recording the vote, except as may be required in accordance with appropriate legal process or as authorized by you.

Voting your proxy
If your common shares are held by a broker, bank, or other nominee, you will receive instructions from them that you must follow in order to have your shares voted. Also, you may instruct the proxies how to vote your common shares by using the toll free telephone number or the Internet voting site listed on the proxy card or by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided for you.

If you hold your shares in your own name as a holder of record, you may instruct the proxies how to vote your common shares by using the toll free telephone number or the Internet voting site listed on the proxy card or by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided for you. Of course, you can always come to the meeting and vote your shares in person. Instructions for using the telephone and Internet voting systems are on the proxy card. Whichever of these methods you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be presented
The matters on which a vote is required at this meeting (i.e., election of directors and approval of share plans) require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. We are not now aware of any matters to be presented other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common shares on the new meeting date as well, unless you have revoked your proxy instructions.

Revoking your proxy
To revoke your proxy instructions if you are a holder of record, you must advise the corporate Secretary in writing before the proxies vote your common shares at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, we recommend that you revoke or amend your prior instructions in the same way you initially gave them—that is, by telephone, Internet, or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

Quorum: How votes are counted
The annual meeting will be held if a majority of the outstanding common shares entitled to vote is represented at the meeting. This means that a quorum is present. If you have returned valid proxy instructions or attend the meeting in person, your common shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. Our inspector of election will determine whether or not there are enough votes to conduct the meeting. If there are not enough shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be postponed or adjourned in order to permit us to solicit further proxies. If you hold your common shares through a nominee, generally the nominee may vote the common shares that it holds for you only in accordance with your instructions on routine matters, but not for non-routine matters. Under New York Stock Exchange rules, a member broker that has transmitted proxy soliciting materials to a beneficial owner may not vote on matters that are not routine if the beneficial owner has not provided the broker with voting instructions. If a nominee cannot vote on a particular matter because it is not routine and the beneficial owner has not given instructions, there is a “broker non-vote” on that matter. Broker non-votes count for quorum purposes, but we do not count broker non-votes as votes for or against any proposal or other matters, e.g. amendment to share plans, etc. Abstentions also count for quorum purposes. Broker non-votes and abstentions have the effect of a vote against a proposal where a majority vote is required.

Cost of this proxy solicitation
We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees and employees of a professional solicitation firm will solicit shareholders for the same type of proxy, personally and by telephone. None of our employees will receive any additional or special compensation for doing this. We have retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $6,000 in addition to telephone solicitation costs being billed separately at $5.00 per holder plus reasonable out-of-pocket costs and expenses. We will, upon request, reimburse brokers, banks, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Attending the annual meeting
If you are a holder of record and plan to attend the annual meeting, please indicate this when you vote. When you arrive at the annual meeting, you will be asked to present photo identification, such as a driver’s license. If you are a beneficial owner of common shares held by a broker, bank, or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker is an example of proof of ownership.

Proposal 1: Election of Directors

Our Board of Directors has nominated the following four directors for election at this annual meeting to hold office for three years: MESSRS. BROWN, MCGREGOR, STEARN, AND PRATT.

The Board of Directors Recommends You Vote
For
The Election of the Above Nominees as Directors

The Company’s Amended and Restated Certificate of Formation and Operating Agreement (the “Operating Agreement”) provides that the Board of Directors must have between five and 15 members. The number of directors is currently set at 11; with ten of the directors divided into three classes and elected by the shareholders for staggered three-year terms. One director may be appointed by the Special Shareholder as further defined under the section entitled “Related Party Transactions and Affiliate Transactions.” The seat reserved for this director is currently vacant.

Vote required	Directors must be elected by a majority of the votes cast at the meeting, whether in person or by proxy. Votes withheld for any nominee will not be counted.

Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies would vote your common shares to approve the election of any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-Laws.

General information about the nominees

All of the nominees are currently directors. Mr. Fred N. Pratt, Jr. was appointed by the Board of Directors to serve on the Board effective July 17, 2003. Each director has agreed to be named in this proxy statement and to serve if elected.

The age indicated in each nominee’s biography and all other biographical information is as of the date of this proxy statement.

Four members of the Board of Directors attended the Company’s 2003 Annual Meeting of Shareholders.

Director independence; Corporate Governance Guidelines

The Board of Directors determined that each of the directors listed below is independent, based on information contained in completed questionnaires, and is in accordance with the director independence definition specified in the Corporate Governance Guidelines of the Board, which are set forth in Appendix A:

Charles C. Baum
Eddie C. Brown
Robert S. Hillman
Douglas A. McGregor
Fred N. Pratt, Jr.
Carl W. Stearn

The Company’s Corporate Governance Guidelines can also be found on the Company’s website at www.mmafin.com.

Information about the Company’s Directors

Robert J. Banks (age 59)

Mr. Banks has been a director of the Company since 1999. Between 2001 and 2003 he was Executive Vice Chairman and currently serves as Vice Chairman. Previously, he was Chairman and Chief Executive Officer of The Midland Companies (“Midland”), which became a wholly owned subsidiary of the Company in 1999, and Senior Vice President of the Company. Mr. Banks was hired by Midland in 1973 and became President and Chief Operating Officer in 1981. In 1988, Mr. Banks became the majority owner and the Chairman and Chief Executive Officer of Midland. Mr. Banks is also a member of the Board of Directors of United Bank and Trust Company in St. Petersburg, Florida, and a member of the Board of Visitors of the Smeal College of Business at Penn State University. Mr. Banks’ term as director expires in 2005.

Charles C. Baum (age 62)

Mr. Baum has been a director of the Company since 1996 and has been Chief Financial Officer of United Holdings Co., Inc. and its predecessors since 1973. United Holdings was involved in the metal business until 1990 when it shifted its focus to investing in real estate and securities. Mr. Baum is also a member of the Board of Directors of Gabelli Group Capital Partners (an investment advisor), and Shapiro, Robinson & Associates (a firm that represents professional athletes). Mr. Baum’s term as director expires in 2005.

Richard O. Berndt (age 61)

Mr. Berndt has been a director of the Company since 1996. He has been the managing partner of the Baltimore law firm of Gallagher Evelius & Jones LLP since 1976. Mr. Berndt has extensive experience in corporate and real estate law. Mr. Berndt serves on the Board of Mercantile Bankshares Corporation. Gallagher Evelius & Jones LLP provides legal services to the Company. Mr. Berndt’s term as director expires in 2006.

Eddie C. Brown (age 63)

Mr. Brown was appointed by the Board as a director of the Company in March 2003. Mr. Brown is founder, President and a member of the Board of Directors of Brown Capital Management, Inc., an investment management firm, which manages money for institutions and wealthy individuals. Mr. Brown has served in this capacity since July 1983. Mr. Brown also serves on the Boards of Mercantile Bankshares Corporation, the Greater Baltimore Committee, East Baltimore Development Corporation, and is co-chairman of Reason to Believe. Mr. Brown is currently being nominated for election.

Michael L. Falcone (age 42)

Mr. Falcone has been a director of the Company since 1999, and the President and Chief Operating Officer of the Company since 1997. Prior to his appointment as President and Chief Operating Officer, Mr. Falcone served in various executive positions within the Company. Mr. Falcone is responsible for the operations of the Company, focusing on strategic planning and business development, as well as the management of the day-to-day activities of the Company. Prior to joining the Company, he was a Senior Vice President of Shelter Development Corporation, where he was employed from 1983 to 1996. Mr. Falcone’s term as director expires in 2006.

Robert S. Hillman (age 65)

Mr. Hillman has been a director of the Company since 1996, and a director and President of H&V Publishing, Inc., a publishing company, since 1998. Prior to his position at H&V Publishing, Inc., Mr. Hillman was a member of the law firm of Whiteford, Taylor and Preston, LLP from 1987 to 2000. Formerly the Executive Partner of the 135-attorney firm, Mr. Hillman has extensive experience in municipal finance, real estate, labor, and employment law. He is also Chairman Emeritus of the Babe Ruth Museum and trustee of the Enoch Pratt Free Library. Mr. Hillman’s term as director expires in 2006.

Information about the Company’s Directors

Mark K. Joseph (age 65)

Mr. Joseph is founder of the Company and has served as its Chairman of the Board and Chief Executive Officer since 1996. He also served as the President and a director of the Managing General Partner of the SCA Tax-Exempt Fund Limited Partnership, the Company’s predecessor, from 1986 through 1996. Mr. Joseph is founding Chairman of the Board of The Shelter Group, a real estate development and property management company. Mr. Joseph serves on the Board of Directors of the Greater Baltimore Committee and Provident BankShares Corporation. Mr. Joseph is also the founder, President and one of six directors of The Shelter Foundation, a public non-profit foundation that provides housing and related services to families of low and moderate income. Mr. Joseph’s term as director expires in 2005.

Douglas A. McGregor (age 62)

Mr. McGregor has been a director of the Company since 1999. In 2002, Mr. McGregor retired as Vice Chairman and Chief Operating Officer of The Rouse Company, a position he held since 1998. Mr. McGregor had been with The Rouse Company since 1972. Mr. McGregor has extensive experience in real estate development and management. Mr. McGregor is a trustee of the International Council of Shopping Centers. Mr. McGregor’s term as director expires in 2004 and he is currently being nominated for reelection.

Fred N. Pratt, Jr. (age 59)

Mr. Pratt was appointed by the Board of Directors as a director of the Company in July 2003. Mr. Pratt co-founded Boston Financial Group, a leading real estate investment manager, operator, and service provider that managed $5.8 billion in real estate investments when acquired by Lend Lease Corporation Limited in 1999. Mr. Pratt served Lend Lease in several capacities including Chief Executive Officer of Lend Lease Real Estate Investments (U.S.) through February 2003. In addition, he currently serves on the Board of Directors of Benchmark Assisted Living, LLC. Mr. Pratt is currently being nominated for election.

Carl W. Stearn (age 71)

Mr. Stearn has been a director of the Company since 1996. Mr. Stearn was Chairman of the Executive Committee of Provident BankShares Corporation from 1998 until 2003. From 1990 until his retirement in 1998, Mr. Stearn was the Chairman and Chief Executive Officer of Provident Bank of Maryland. Mr. Stearn serves on the Board of Visitors of the University of Maryland School of Medicine. Mr. Stearn’s term as director expires in 2004 and he is currently being nominated for reelection.

About the Board and its Committees
The Board
The Company is governed by a Board of Directors and various committees of the Board that meet throughout the year. During 2003, there were 16 meetings of the Board including regular and special meetings. Executive sessions, during which non-management directors met, followed most of the regular meetings. Each director attended at least 75% of the total number of Board meetings as well as at least 25% of the total number of committee meetings on which he served.

The Board’s corporate governance guidelines and charters of the committees described below, which are the Board’s principal committees, are available on the Company’s website at www.mmafin.com.
Committees of the Board
The Board has three principal committees—Audit, Compensation and Governance. The following describes for each committee its current membership, the number of meetings held during 2003, and each committee’s mission. All members of these committees are non-management directors and have been determined by the Board to meet the independence standards of the New York Stock Exchange listing standards.

Audit Committee	Carl W. Stearn (Chair); Charles C. Baum; Eddie C. Brown; Robert S. Hillman; Fred N. Pratt, Jr.

The Audit Committee met 13 times during 2003. Also, Mr. Stearn met six times with the Company’s Chief Executive Officer (sometimes referred to as “CEO”) and Chief Financial Officer to review accounting, financial controls, and other issues of interest to the Audit Committee. The Charter of the Audit Committee is attached as Appendix B to this Proxy Statement. The Audit Committee is responsible for:

	•	Monitoring the integrity of the financial reporting process and systems of internal controls.
	•	Monitoring the Company’s compliance with legal and regulatory requirements.
	•	Monitoring the independence, qualifications, and performance of the Company’s public accountants and internal audit function.

The Audit Committee is also responsible for preparing the Audit Committee report required by the Securities and Exchange Commission rules that is included in this proxy statement on page 38. The Audit Committee meets periodically with the Company’s management and PricewaterhouseCoopers LLP, the Company’s outside auditor. The Company’s Chief Financial Officer and Chairman of the Audit Committee meet to fully brief the Chairman at least six times per year. The Company has established a hotline and other procedures for the receipt, retention, and treatment of complaints regarding accounting or auditing matters, including confidential, anonymous submission of auditing concerns from employees.

The Board of Directors has determined that each committee member is independent in accordance with the listing standards of the New York Stock Exchange. Based on information contained in the completed directors’ and officers’ questionnaires, the Company has determined that all members of the Audit Committee are literate in accordance with the listing standards of the New York Stock Exchange. Mr. Stearn is an Audit Committee financial expert as defined by the Securities and Exchange Commission.

Compensation Committee	Robert S. Hillman (Chair); Charles C. Baum; Douglas A. McGregor
The Compensation Committee met six times in 2003. The Compensation Committee is responsible for:
	•	Overseeing the administration of the Company’s compensation and benefit programs and developing the Company’s general compensation philosophy.
	•	Determining the total compensation for all Executive Officers and reviewing the competitiveness of this compensation.
	•	Evaluating the performance of the CEO based on corporate goals and objectives and recommending the CEO’s total compensation as a result of this evaluation.
	•	Reviewing and approving all employment agreements.
	•	Advising the Board on the development of and succession for key executives.
•	Approving awards under, and acting as the plan administrator for, the Company’s Share Incentive Plans (through a subcommittee composed of Messrs. Baum and Hillman called the Share Incentive Committee).

No member of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member or director of the compensation committee of another company, one of whose executive officers served on the Company’s Compensation Committee or served as a director of the Company during 2003.

Governance Committee	Douglas A. McGregor (Chair); Robert S. Hillman; Charles C. Baum
The Governance Committee met once in 2003. The Governance Committee is responsible for:
	•	Making recommendations to the Board as to changes to the size of the Board.
	•	Identifying individuals believed to be qualified to become Board members based on factors it deems appropriate, such as judgment, skill, diversity, experience with businesses and other organizations of comparable size, and the interplay of the candidate’s experience with the experience of other Board members.
	•	Establishing procedures for the Committee to exercise oversight of the evaluation of the Board and management.

The Governance Committee has elected not to set minimum qualifications or specific qualities or skills that must be met by a recommended nominee for a position on our Board of Directors. Instead, the Governance Committee considers such factors as it deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of our other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Governance Committee is prepared to consider any nominations for election to our Board of Directors that may be made by any of our shareholders. Any such nomination should be made in writing and mailed or otherwise delivered to our corporate Secretary, marked for the attention of the Governance Committee. The Governance Committee’s policy is to evaluate any director nomination received from a shareholder in the same manner in which it evaluates nominations from other sources. The Governance Committee operates under a written charter, a copy of which may be found on our website at www.mmafin.com.

Board Correspondence
Correspondence to the Board of Directors or any individual directors should be sent in the care of the corporate Secretary to the address listed on page 40 of this proxy statement. The corporate Secretary will regularly provide to the Board a summary of all such shareholder communications that she receives on behalf of the Board.

Director Compensation
Director Fees
Directors who are officers of the Company do not receive any fees for their services as directors. Each non-management director receives an annual retainer of $16,000 plus a fee of $1,000 for attendance at each Board and committee meeting. Directors receive $500 for each telephonic Board meeting. Directors are given the option of having the Company pay these fees in cash or deferred shares. From time to time, the Board of Directors may change this compensation.

Share Plan
In addition, the Company’s current Non-Employee Directors’ Share Plans (dated 1996, 1998, and 2001 and collectively referred to as “Directors’ Plans”) provide that each non-management director receive an option to purchase 7,000 common shares upon initial election or appointment as a director and an option to purchase 5,000 common shares on the date of each Annual Meeting of Shareholders. The exercise prices for these options are equal to the fair market value of common shares on the date of grant, and the options expire at the earlier of 10 years after the date of grant or one year after the director ceases serving as a director. Options received upon initial election or appointment are exercisable in three equal installments beginning the earlier of: (a) the next anniversary of the director’s initial election, or (b) the next Annual Meeting of Shareholders. Options received on the date of each Annual Meeting of Shareholders can be exercised at the earlier of: (a) the next anniversary of the option grant, or (b) the next Annual Meeting of Shareholders. The Plans also permit a non-management director to elect to be paid any directors’ fees in the form of common shares or deferred common shares (“Deferred Shares”). If a director chooses Deferred Shares instead of fees, the Company will credit an account with a number of Deferred Shares equal to the number of common shares having an aggregate fair market value at the date fees are owed equal to the fees that otherwise would have been payable at such date. Whenever distributions are made, the deferral account of a director will be credited with distribution equivalents having a value equal to the amount of the distribution paid on a single common share multiplied by the number of Deferred Shares credited to his deferral account as of the record date for such dividend. These distribution equivalents will be credited to the deferral account as a number of Deferred Shares determined by dividing the aggregate value of the distribution equivalents by the fair market value of a common share at the payment date of the distribution. As of December 31, 2003, there were 15,809 shares available for issuance under the Directors’ Plans.

Identification of Executive Officers
Listed below are the executive officers of the Company as of December 31, 2003.

Mark K. Joseph, (age 65)

Chairman of the Board and Chief Executive Officer of the Company since 1996. (See description of past business experience under “Information about the Company’s Directors.”)

Michael L. Falcone, (age 42)

President and Chief Operating Officer of the Company since 1997 and a Board member of the Company since October 1999. (See description of past business experience under “Information about the Company’s Directors.”)

Earl W. Cole, III, (age 50)

Executive Vice President responsible for the corporate credit and portfolio risk management group, and an executive officer of the Company since 2003. Mr. Cole started with the Company’s predecessor, the SCA Tax-Exempt Fund Limited Partnership in 1989 and has served in various leadership positions with the Company. He is responsible for supervising the Company’s credit, underwriting, and portfolio management functions. Prior to joining the Company, Mr. Cole worked for the U.S. Department of Housing and Urban Development for thirteen years, where he held a number of positions involving HUD’s full range of activities, including loan origination and servicing and community planning and development.

Keith J. Gloeckl, (age 53)

Executive Vice President of the Company responsible for the Company’s affordable housing and construction lending group and an executive officer of the Company since 1999. Since 1999, Mr. Gloeckl has served in various leadership positions with the Company. Prior to that, he served as the President and Chief Operating Officer of Midland since 1993. Mr. Gloeckl is responsible for the origination of debt and equity financings primarily related to multifamily apartment communities.

William S. Harrison, (age 40)

Executive Vice President and Chief Financial Officer responsible for the financial operations of the Company since 2001. From 2001 through October 2003, Mr. Harrison also served as Secretary of the Company. From November 2000 through April 2001, Mr. Harrison provided consulting services to the Company. In 1999, Mr. Harrison served as Treasurer and Senior Vice
President, Mergers & Acquisitions, of Promus Hotels Corporation, and he was employed in the Strategic Planning Department of USF&G Corporation from 1996 to 1998.

Gary A. Mentesana, (age 39)

Executive Vice President of the Company responsible for the Company’s tax-exempt bond group. He has been an executive officer of the Company since 1996. Mr. Mentesana is responsible for managing the Company’s tax-exempt bond business. Prior to 2003, Mr. Mentesana was the Company’s Senior Vice President, and Chief Capital Officer. Prior to his appointment as Senior Vice President and Chief Capital Officer, Mr. Mentesana served as Chief Financial Officer from 1998 through 2001 and in various leadership positions with the Company prior to that.

Robert W. McLewee, (age 50)

Executive Vice President of the Company responsible for the Company’s market rate multifamily debt financing activities intended for immediate delivery to the secondary market through Fannie Mae and other capital sources. Mr. McLewee joined the Company in 2003. Mr. McLewee has been involved in commercial real estate finance since 1985. Prior to joining the Company in 2003, he was employed by Allfirst, a U.S. subsidiary of Allied Irish, an international banking company, directing its multifamily finance business line.

Jenny Netzer, (age 48)

Executive Vice President of the Company responsible for the Company’s affordable housing tax credit group, including the development, marketing and managing of institutional tax credit properties. Ms. Netzer joined the Company in 2003 as a result of the Company’s acquisition of Lend Lease’s tax credit business. Lend Lease acquired the same business from Boston Financial, where Ms. Netzer had been since 1987. At Boston Financial, Ms. Netzer led the new business initiatives and managed the firm’s asset management division. Prior to working at Boston Financial, Ms. Netzer was Deputy Budget Director for the Commonwealth of Massachusetts, responsible for the Commonwealth’s health care and public pension programs’ budgets, and was Assistant Controller at Yale University.

Charles M. Pinckney, (age 46)

Executive Vice President of the Company and responsible for the Company’s structured finance group. He has been an executive officer of the Company since 2002. Mr. Pinckney joined the Company in May 2000 when the Company bought Whitehawk Capital, a business Mr. Pinckney co-founded in 1997 which was engaged in structured finance activities. Mr. Pinckney is responsible for finding specialty investment opportunities and the capital to fund those opportunities.

Executive Compensation — Employment Agreements
Employment Agreements
Effective July 1, 2003, Mark K. Joseph, the Company’s Chairman of the Board and Chief Executive Officer and Michael L. Falcone, the Company’s President and Chief Operating Officer, entered into employment agreements with the Company. As of the same date, the Company’s Executive Vice Presidents, Earl W. Cole, Keith J. Gloeckl, Gary A. Mentesana, Robert W. McLewee, Jenny Netzer and Charles M. Pinckney also entered into employment agreements with the Company. All of these agreements were executed and approved by the Compensation Committee of the Board of Directors in February 2004.

Executive Officers
The employment agreements for all of the Company’s above-named executive officers substantially conform to a form agreement approved by the Compensation Committee. The material terms and conditions of this agreement are as follows:

	•	The agreement includes a description of base and incentive compensation for each executive. The Compensation Committee of the Board approves these amounts. Incentive compensation, or bonus, is conditioned upon performance metrics relating to company, business unit and individual performance.
	•	The term of the agreement is three years, beginning on July 1, 2003 and ending on June 30, 2006, except for Ms. Netzer’s whose contract term is 42 months.
	•	The agreements may be terminated by the Company “for cause,” which defines several situations including breach of certain non-competition restrictions, violation of law, and breach of the duty of loyalty.
	•	If the Company terminates the agreement for cause or the executive terminates for good reason, the executive receives base compensation up through the date of termination but no portion of any incentive compensation. If the Company terminates the agreement without cause, or if the executive becomes disabled, the executive is entitled to base compensation for the remainder of the term plus a proportionate share of incentive compensation earned for that year.
	•	Each executive officer is subject to non-competition restrictions that are tailored for each executive’s responsibilities. The restrictions are for a 12-month period following termination of employment, restrict the executive from competing with the Company and oblige the executive to maintain the confidentiality of Company information.
	•	The Company will make severance payments if: (i) the Company terminates an executive without cause; (ii) if the executive terminates for good reason (e.g., reduction of compensation or diminution of duties); or (iii) an executive becomes disabled. In addition, the executives will get additional payments in the event of a change in control of the Company.
	•	The agreements provide for the vesting of all long term incentives under the Company’s Share Incentive Plans upon termination of the employment agreement under the following circumstances: (i) by the employer without cause; (ii) by the employee for good reason; (iii) disability or death of the employee; and (iv) a change in control.

Mr. Falcone
Mr. Falcone’s agreement substantially follows the form agreement. The differences are that (i) Mr. Falcone is entitled to receive three years’ base and bonus compensation in a change in control circumstance rather than the standard two years of base compensation contained in the above described form agreement, and that (ii) Mr. Falcone’s agreement contains a two-year rather than three-year term and includes language that describes the anticipated transfer of the CEO title from Mr. Joseph to Mr. Falcone on July 1, 2005. Mr. Falcone’s annual base compensation for the first year of the agreement is $350,000 and for the second year of the agreement is $375,000. His bonus opportunity is $325,000 for the first year and $350,000 for the second year. Each year he is eligible for an additional $200,000 for superior corporate results.

Mr. Joseph
Mr. Joseph’s agreement follows the format of the form agreement but contains some terms that are unique to Mr. Joseph and are designed to reflect a gradual reduction of Mr. Joseph’s current responsibilities and create an orderly succession of the CEO role and title from Mr. Joseph to Mr. Falcone.

Mr. Joseph will remain CEO until June 30, 2005. Mr. Joseph’s compensation from July 1, 2003 through June 30, 2005 is $325,000 in base compensation and a $375,000 incentive compensation opportunity for the first year and $350,000 in base compensation and a $400,000 incentive compensation opportunity for the second year. The payment of incentive compensation for Mr. Joseph is at the discretion of the Compensation Committee and is conditioned upon corporate and individual performance. Each year he is eligible for an additional $200,000 for superior corporate results.

Upon the transfer of the CEO title, Mr. Joseph will enter the second phase of his employment agreement with the Company during which he will remain an active Chairman of the Board. This phase will begin on July 1, 2005 and end on December 31, 2008. During this time, he will be paid $1.00 per year in base compensation plus an amount determined by the Compensation Committee up to 50% of the total compensation paid to the Company’s CEO. As an inducement for Mr. Joseph to maintain a high level of involvement in Company activities, the Company will pay him $3 million for his service during this second phase of the employment agreement but such amount will be deferred and paid in installments over a 36-month period.

Other than as provided above, Messrs. Joseph and Falcone are subject to the same obligations and restrictions as all executive officers, including non-competition restrictions, termination provisions, etc.

Highly Compensated Officers
Under the terms of her employment agreement, Ms. Netzer’s base salary for 2003, 2004, and 2005 is $275,000, $300,000, and $325,000 respectively and her annual incentive opportunity is $275,000, $300,000, and $325,000 respectively. Each year she is also eligible for an additional $200,000 for superior results in her business unit.

Under the terms of his employment agreement, Mr. Gloeckl’s base salary for 2003, 2004, and 2005 is $300,000, $315,000, and $330,000 respectively and his annual incentive opportunity is $300,000, $335,000, and $370,000 respectively. Each year he is also eligible for an additional $200,000 for superior results in his business unit.

Under the terms of his employment agreement, Mr. Pinckney’s base salary for 2003, 2004, and 2005 is $250,000, $275,000, and $300,000 respectively and his annual incentive opportunity is $170,000, $165,000, and $160,000 respectively. Each year he is also eligible for an additional $200,000 for superior results in his business unit.

Executive Compensation Tables
I. Summary Compensation Table
The following table sets forth the annual compensation paid or accrued by the Company during the last three years to the Chief Executive Officer and four most highly compensated executive officers.

		Annual Compensation				Long-Term Compensation
						Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation		Share Options (#)	LTIP Payouts ($) (2)	All Other Compensation
Mark K. Joseph	2003	$300,313	$200,000	$17,948	(1)	$—	$66,667	$1,016	(3)
Chairman of the Board and Chief	2002	275,133	60,000	18,462	(1)	—	—	774	(3)
Executive Officer	2001	250,000	100,000	16,237	(1)	—	—	774	(3)

Michael L. Falcone	2003	312,813	175,000	18,183	(1)	—	62,500	3,090	(4)
President and Chief Operating Officer	2002	275,132	60,000	17,413	(1)	—	96,031	2,940	(4)
	2001	250,000	100,000	19,278	(1)	—	—	2,940	(4)
Jenny Netzer (5)	2003	131,645	290,000	—		—	66,667	477	(6)
Executive Vice President	2002	—	—	—		—	—	—
	2001	—	—	—		—	—	—
Keith J. Gloeckl	2003	287,813	125,000	—		—	37,667	3,003	(7)
Executive Vice President	2002	275,600	50,000	—		—	17,500	2,712	(7)
	2001	266,094	90,000	—		—	—	2,712	(7)
Charles M. Pinckney	2003	235,535	150,000	76,573	(8)		50,000	840	(9)
Executive Vice President	2002	152,179	115,000	40,988	(8)	—	47,089	663	(9)
	2001	144,000	—	42,079	(8)		—	663	(9)

1	The amounts indicated for each officer are reimbursements during the fiscal year for the payment of taxes.
2	The amounts indicated are for long-term cash incentive compensation. Such amounts vest over 36 months in four equal installments beginning on date of grant.
3	The amounts indicated include $191 per year for 2003, $99 per year for 2002 and 2001 for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Joseph, $825 for group long-term disability insurance for 2003 and $675 for group long-term disability insurance in 2002 and 2001 that benefits Mr. Joseph.

4	The amounts indicated include $2,250 per year for 2003, 2002, and 2001 related to the Company’s contribution to Mr. Falcone’s individual retirement account; $15 for 2003, 2002, and 2001 for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Falcone; and $825 for group long-term disability insurance in 2003 and $675 for group long-term disability insurance in 2002 and 2001 that benefits Mr. Falcone.

5	Ms. Netzer became an employee of the Company on July 1, 2003.
6	The amounts indicated include $413 for 2003 for group long-term disability insurance and $44 for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Ms. Netzer.

7	The amounts indicated include $2,250 per year for 2003, 2002, and 2001 related to the Company’s contribution to Mr. Gloeckl’s individual retirement account, $16 for

2002 and 2001 and $685 for 2000 for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Gloeckl; $615 for 2003 and $446 for 2002 and 2001 for group long-term disability insurance that benefits Mr. Gloeckl.

8	The amounts indicated include $11,573, $8,155, and $9,579 for 2003, 2002, and 2001, respectively, for the reimbursements during the fiscal year for the payment of taxes; and, $65,000, $32,833, and $32,500 for 2003, 2002, and 2001, respectively, for commissions and incentive compensation earned while providing consulting services to the Company prior to 2001.

9	The amounts indicated include $15 for 2003, 2002, and 2001 for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Pinckney; $825 for 2003 and $648 for 2002 and 2001 for group long-term disability insurance that benefits Mr. Pinckney.

II. Long-Term Incentive Plans-Awards in 2003
The following table sets forth for the CEO and the other named executive officers of the Company: (i) the number of common shares awarded during fiscal year 2003; (ii) the performance or other time period until payout or maturation of the award; and (iii) the estimated future payouts under non-share price-based plans.

Name	Number of Shares, units or other rights (#)(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-stock Price-based Plans ($)(2)
Mark K. Joseph (3)	12,241	36 months	$302,965
Michael L. Falcone (3)	7,544	36 months	186,714
Jenny Netzer (4)	24,470	36 months	605,633
Keith J. Gloeckl (3)	2,115	36 months	52,346
Charles M. Pinckney (3)	3,699	36 months	91,550

1	A total of 146,160 Deferred Shares were awarded in fiscal year 2003, with 33,042 Deferred Shares vesting over 36 months beginning March 27, 2003, 4,149 Deferred Shares vesting over 36 months beginning May 6, 2003, 41,676 Deferred shares vesting over 36 months beginning August 11, 2003 and 67,293 Deferred Shares vesting over 36 months beginning January 8, 2004. As of the end of fiscal year 2003, the aggregate Deferred Share holdings consisted of 593,038 shares worth $14,677,691 at the then current market value (as represented by the closing price of the Company’s common shares on December 31, 2003 of $24.75). Such amounts included $3,281,256 for Mr. Joseph (132,576 shares); $2,353,057 for Mr. Falcone (95,073 shares); $101,351 for Mr. Gloeckl (4,095 shares); $91,550 for Mr. Pinckney (3,699 shares); and $605,633 for Ms. Netzer (24,470). Distributions are paid only with respect to the portion of the shares which have vested and become nonforfeitable in accordance with the share agreements. The Deferred Share agreements also provide for accelerations of vesting on a discretionary basis, upon a change in control and death or disability.

2	The amounts indicated represent the fair market value of the Deferred Shares awarded during 2003 at the then closing price of the Company’s common shares on December 31, 2003.

3	The shares become vested and nonforfeitable cumulatively to the extent of one-fourth of such Deferred Shares on each of March 27, 2003, February 1, 2004, February 1, 2005, and February 1, 2006 for so long as the officers remain in the continuous employ of the Company.

4	The shares become vested and nonforfeitable cumulatively to the extent of one-fourth of such Deferred Shares on each of January 8, 2004, July 1, 2004, July 1, 2005, and July 1, 2006 for so long as Ms. Netzer remains in the continuous employ of the Company.

III. Aggregated Option Exercises in 2003 and Year-End Option Values

The following table sets forth for the CEO and the other named executive officers of the Company: (i) the total number of unexercised options held at end of fiscal year 2003; and (ii) the aggregate dollar value of in-the-money unexercised options held at the end of fiscal year 2003.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options Held at 12/31/03 (#)		Value of Unexercised In-The-Money Options at 12/31/03 ($)(1)
Name			Exer- cisable	Unexer- cisable	Exer- cisable	Unexer- cisable
Mark K. Joseph	—	$—	179,815	—	$1,416,043	$—
Robert J. Banks	—	—	87,500	21,875	525,000	131,250
Michael L. Falcone			94,862	—	747,038	—
Keith J. Gloeckl	20,000	143,476	35,000	21,875	210,000	131,250
Gary A. Mentesana	—	—	44,431	—	349,894	—
William S. Harrison	—	—	50,000	—	110,000	—

1	Value of unexercised “in-the-money” options is the difference between the market price of the shares on December 31, 2003 ($24.75 per share) and the exercise price of the option, multiplied by the number of shares subject to the option. Options are only “in-the-money” if the fair market value of the underlying security exceeds the price of the option.

Proposal 2: 2004 Non-Employee Directors’ Share Plan

PROPOSAL TO APPROVE THE MUNICIPAL MORTGAGE & EQUITY, LLC
2004 NON-EMPLOYEE DIRECTORS’ SHARE PLAN

The following is a brief description of the material features of the 2004 Non-Employee Directors’ Share Plan of Municipal Mortgage & Equity, LLC (the “2004 Directors Plan”), a Delaware limited liability company (the “Company”). The description is qualified in its entirety by reference to such plan, a copy of which is attached hereto as Appendix C.

Background
The Company pays fees to the non-officer directors of the Company for their services as directors. From time to time, the Company’s Board of Directors (the “Board”) may change this compensation. During 2003, the directors received annual compensation of $16,000 plus a fee of $1,000 for attendance in person at each meeting of the Board, including the Share Incentive Committee (the “Committee”) meetings, and $500 for telephonic Board meetings. Officers of the Company who also serve as directors are not paid any director fees.

In addition, under the terms of the 2004 Directors’ Plan, non-employee directors shall be granted restricted common shares of the Company and options for shares (the “Options”) and may elect to receive the shares or deferred shares instead of fees if such director is eligible to do so under the 2004 Directors’ Plan at the date any such fee is otherwise payable. In 1996, 1998, and 2001, the Company established the 1996 Non-Employee Directors’ Share Plan (the “1996 Directors’ Plan”), the 1998 Non-Employee Directors’ Share Plan (the “1998 Directors’ Plan”), and the 2001 Non-Employee Directors’ Share Plan (the “2001 Directors’ Plan” and together with the 1996 Directors’ Plan and the 1998 Directors’ Plan, the “Directors’ Plans”), respectively. A total of 250,000 common shares were reserved for issuance in connection with awards under the Directors’ Plans. As of December 31, 2003, there were 15,809 shares available for issuance under the Directors’ Plans.

Purpose
The purpose of this 2004 Directors’ Plan is to advance the interests of the Company and its shareholders by providing a means to attract and retain highly qualified persons to serve as non-employee directors of the Company and to promote ownership by such directors of a greater proprietary interest in the Company, thereby aligning such directors’ interests more closely with the interests of shareholders of the Company.

Eligibility and Types of Awards
The Board has adopted and recommends the approval by shareholders of a new 2004 Non-Employee Directors’ Share Plan providing for the issuance of up to 400,000 shares to non-employee directors. Approximately seven non-employee directors will be eligible to participate in the 2004 Directors’ Plan. The number and kind of shares reserved and automatically granted under the 2004 Directors’ Plan are subject to adjustment in the event of share splits of the common shares and other extraordinary events. Under the terms of the 2004 Directors’ Plan, non-employee directors shall receive an option to purchase 7,000 common shares of the Company upon their initial election or appointment to the Board. In addition, on the date of each annual meeting of shareholders, each non-employee director shall receive a number of restricted shares equal to (x) an amount as determined by the Board in advance of such annual meeting, divided by (y) the fair market value of a share on the date of grant. Subject to approval by the Company’s shareholders, the 2004 Directors’ Plan will become effective as of July 1, 2004 and expire when either the Board takes action to terminate the 2004 Directors’ Plan or when no shares remain available for issuance under the 2004 Directors’ Plan and the Company and those who have been granted an award under the 2004 Directors’ Plan have no further rights or obligations under the 2004 Directors’ Plan.

The exact total number of shares that will be awarded to non-employee directors in 2004 and beyond under this Plan is not determinable at this time. The factors affecting the number of shares awarded and the dollar value thereof include: (i) the number of Board and committee meetings held and attended and, (ii) the amount of fees that a director chooses to receive in common shares.

Administration
The 2004 Directors’ Plan will be administered by the Board, provided that any action taken by the Board is subject to approval by the affirmative vote of a majority of the directors who are not then eligible to participate in the 2004 Directors’ Plan. The Board will have authority to: (i) determine the number of options, shares, restricted shares or deferred shares to be credited to each participant; (ii) determine the amount of cash fees eligible for deferral under the 2004 Directors’ Plan; and (iii) determine or impose conditions on such options, shares, restricted shares and deferred shares and cash fees under the 2004 Directors’ Plan as it may deem appropriate.

Awards Under the Plan

Restricted Shares
The 2004 Directors’ Plan provides that, on the date of the final adjournment of the Company’s annual meeting of shareholders each year, each eligible non-employee director shall receive a number of restricted shares equal to (x) an amount as determined by the Board in advance of such annual meeting, divided by (y) the fair market value of a share on the date of the grant.

Restricted shares received on the date of each annual meeting of shareholders will vest at the earlier of: (a) the next anniversary of the grant of such restricted shares, or (b) the next annual meeting of shareholders. Such restricted shares are subject to earlier vesting in the event of death, disability, or a change in control (as defined in the 2004 Directors’ Plans). Except as otherwise determined by the Board, a participant’s restricted shares will become fully vested after the participant ceases to serve as a director for any reason other than death or disability only to the extent that the restricted shares are vested at the date he or she ceased to be a director or has vested within two months after the date he or she ceased to be a director. Restricted shares that will, at the time the participant ceases to be a director, remain subject to restriction will be forfeited and reacquired by the Company.

Restricted Shares, subject to limitations, will have all of the rights of a shareholder including, without limitation, the right to vote restricted shares and the right to receive dividends (unless otherwise restricted).

Options
The 2004 Directors’ Plan provides that each non-employee director shall automatically receive an Option to purchase 7,000 shares at such time as the director is first elected or appointed to serve as a member of the Board. The Board may, in its discretion, grant additional Options to non-employee directors from time to time. Options granted will not be treated as incentive options under Section 422 of the Internal Revenue Code. The exercise price of an Option will be equal to 100% of the fair market value of a share on the date of grant of the Option. The Options will expire at the earlier of 10 years after the date of grant or one year after the holder of Options ceases serving as a director. Unless otherwise provided in the applicable award agreement, Options shall vest in three equal annual installments commencing at the earlier of (i) the next anniversary of the director’s initial election or appointment or (ii) the next annual meeting of shareholders. Such Options are subject to earlier vesting in the event of death, disability, or a change in control. Except as otherwise determined by the Board, Options will become fully vested after the participant ceases to serve as a director for any reason other than death or disability only to the extent that the Options are vested at the date he or she ceased to be a director or has vested within two months after the date he or she ceased to be a director.

Shares or Deferred Shares in Lieu of Fees
The 2004 Directors’ Plan permits a non-employee director to elect to be paid any directors’ fees in the form of shares having a fair market value equal to the amount of fees the director has elected to forgo, with such shares issuable at the time the fees otherwise would have been paid or on a deferred basis. To the extent a director elects to receive fees in the form of deferred shares, the Company shall credit an account established by the Company with a number of deferred shares (including fractional shares) equal to the number of shares having an aggregate fair market value equal to the amount of fees that would have been payable but for the directors election to defer the receipt of such fees. At such time as distributions are made with respect to shares, the director’s account shall be credited with an amount equal to such dividend or distributed amount for each deferred share credited to the account of the director. Such additional amounts will be credited to the director’s account in the form of additional deferred shares. At such time as elected by the director, the Company will deliver to the director a number of shares equal to the aggregate number of deferred shares credited to the director’s account. The interest of each participant in any fees paid in the form of shares or deferred shares (and any deferral account relating thereto) at all times will be nonforfeitable.

General Federal Income Tax Consequences

Non-Qualified Options
No income will be recognized by an option holder at the time a non-qualified option is granted. Ordinary income will generally be recognized by an option holder, however, at the time a non-qualified option is exercised in an amount equal to the excess of the fair market value of the underlying share on the exercise date over the exercise price. The Company will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the option holder with respect to his or her non-qualified option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-qualified option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term or short-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified option will be equal to the sum of the exercise price of the non-qualified option and the amount included in income with respect to the option. Notwithstanding the foregoing, in the event that exercise of the Option is permitted other than by cash payment of the exercise price, various special tax rules may apply. An option holder may make payment of the option price for a non-qualified option by cash or by delivering shares to the Company.

Restricted Shares
Unless a holder of restricted shares makes an “83(b) election” (as discussed below), there generally will be no tax consequences as a result of the grant of restricted shares until the restricted shares are no longer subject to a substantial risk of forfeiture or is transferable (free of the risk). Generally, when the restrictions are lifted, the holder will recognize ordinary income, and the Company will be entitled to a deduction, equal to the difference between the fair market value of the share at that time and the amount, if any, paid by the holder for the restricted shares. Subsequently realized changes in the value of the share generally will be treated as long-term or short-term capital gain or loss, depending on the length of time the shares are held prior to disposition of the shares. In general terms, if a holder makes an 83(b) election (under Section 83(b) of the Internal Revenue Code) upon the award of restricted shares, the holder will recognize ordinary income on the date of the award of restricted shares, and the Company will be entitled to a deduction, equal to (i) the fair market value of the restricted shares as though the share were (A) not subject to a substantial risk of forfeiture or (B) transferable, minus (ii) the amount, if any, paid for the restricted shares. If an 83(b) election is made, there will generally be no tax consequences to the holder upon the lifting of restrictions, and all subsequent appreciation in the restricted shares generally would be eligible for capital gains treatment.

Shares and Deferred Shares
When the grant of a share is made, the participant generally will recognize ordinary income, and the Company will generally be entitled to a deduction, equal to the fair market value of the share and cash, as applicable, received upon payment.

The deferred shares have been designed with the intention that there will be no tax consequences as a result of the granting of a deferred share until payment is made with respect to the deferred share. When payment is made, the participant generally will recognize ordinary income, and the Company will generally be entitled to a deduction, equal to the fair market value of the share and cash, as applicable, received upon payment.

Securities and Exchange Act of 1934
Additional special tax rules may apply to those award holders who are subject to the rules set forth in Section 16 of the Securities Exchange Act of 1934, as amended.

The Board unanimously recommends that you vote FOR this proposal.

Proposal 3: 2004 Share Incentive Plan

PROPOSAL TO APPROVE THE MUNICIPAL MORTGAGE & EQUITY, LLC
2004 SHARE INCENTIVE PLAN

The following is a brief description of the material features of the 2004 Share Incentive Plan (the “2004 Plan”) of Municipal Mortgage & Equity, LLC (the “Company”). The description is qualified in its entirety by reference to such plan, a copy of which is attached hereto as Appendix D.

Background
In 1996, 1998, and 2001 the Company established the 1996 Share Incentive Plan (the “1996 Plan”), the 1998 Share Incentive Plan (the “1998 Plan”), and the 2001 Share Incentive Plan (the “2001 Plan” and together with the 1996 Plan and the 1998 Plan, the “Plans”), respectively. The terms of the 2004 Plan will be generally the same as those of the 1996, 1998, and 2001 Plans. Subject to approval by the Company’s shareholders, the 2004 Plan will become effective as of July 1, 2004 and expire when either the Board of Directors (the “Board”) takes action to terminate the 2004 Plan or when no common shares of the Company remain available for issuance under the 2004 Plan and the Company and those who have been granted an award under the 2004 Plan have no further rights or obligations under the 2004 Plan. The Board believes the amount of shares available under the 2004 Plan is reasonable and fair to the current shareholders of the Company and represents less than 1% of the total outstanding shares as of December 31, 2003.

Purpose
The purpose of the 2004 Plan is to provide the Company the ability to use share and share-based awards as part of an overall compensation package for executive officers and other key employees and key consultants, and to enhance the Company’s ability to attract, retain and reward those individuals who are important to the success and growth of the Company. The Company believes that awards under the Plans and the 2004 Plan serve to broaden the equity participation of key employees and further link the long-term interests of management and shareholders of the Company. The Board believes that the Plans meet each of its stated purposes. Accordingly, the Board has adopted and recommends the approval by shareholders of the 2004 Plan providing for the issuance of up to 1,000,000 shares to executive officers, other key employees and key consultants.

Eligibility and Types of Awards
Under the terms of the 2004 Plan, executive officers, and other key employees and key consultants of the Company and its subsidiaries are eligible to be granted non-qualified share options (the “Options”), Share Appreciation Rights (“SARs”), restricted shares, deferred shares, bonus shares and other share-based awards as determined by the committee (as discussed below). All employees and key consultants will be eligible to participate in the 2004 Plan. No member of the Committee will be eligible to participate in the 2004 Plan. The exact total number of shares that will be awarded in 2004 and beyond to eligible participants is not determinable at this time. The factors affecting the number of shares awarded and the dollar value thereof include: (i) the Company has not committed to any participant that they will receive any award under the plan, and (ii) the Company decides on a year-to-year basis whether all or any part of annual incentive compensation (bonuses) is paid in cash or shares.

Administration
The 2004 Plan will be administered by the Share Incentive Committee of the Company’s Board consisting of two or more non-employee directors, each of whom is intended to be a “non-employee” director as defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended. If the committee ceases to exist, the functions of the Committee will be exercised by the Board. Unless authority is specifically reserved to the Board under the terms of the 2004 Plan, the committee has the full authority to administer and interpret the 2004 Plan, to authorize the granting of awards, to determine the eligibility of officers, key employees or consultants to receive an award, to determine the number of shares to be covered by each award, to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2004 Plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2004 Plan or the administration or interpretation thereof.

Awards Under the Plan

Options
The terms of specific Options, which shall not be inconsistent with the terms of the 2004 Plan, shall be determined by the Committee and may include terms requiring forfeiture of awards in the event of termination of employment of a participant or upon the occurrence of other events. The Options granted will not be treated as “incentive stock options” under Section 422 of the Internal Revenue Code. The exercise price of an Option shall be determined by the Committee without regard to the fair market value of a share on the date of grant of the Option. Options will be exercisable at such times and subject to such terms, including the manner by which Options may be exercised, as determined by the Committee at the time of grant. In addition, the Committee shall determine the method by which the exercise price of an Option may be paid and the method by which shares will be delivered (or deemed delivered) to a participant.

Share Appreciation Rights
A SAR would generally permit a participant to receive cash or shares with a value equal to the excess of the fair market value of a specified number of shares on the date of exercise over the fair market value of such shares on the date of grant. The Committee will determine the time at which a SAR may be exercised, the method of exercise, method of settlement, form of consideration payable in settlement, method by which shares will be delivered or deemed to be delivered to participants, whether or not a SAR shall be in tandem with any other award, and any other terms and conditions of any SAR. Except as otherwise determined by the Committee, upon termination of employment or contract during the applicable term of the SARs, unexercised SARs will be forfeited and again be available for award under the 2004 Plan.

Restricted Shares
Participants receiving restricted shares under the 2004 Plan will have all the rights of a shareholder (including voting and distribution rights as discussed below), except that all such shares will be subject to such restrictions on transferability and other restrictions, if any, that the Committee may impose. If a participant’s employment or contract terminates during the applicable restriction period, restricted shares that are at that time subject to restrictions are forfeited, unless the Committee determines otherwise, and reacquired by the Company. Distributions paid on restricted shares will be paid on the distribution payment date in the form the distributions are paid to other shareholders, in cash, or in unrestricted shares having a fair market value equal to the amount of such distributions, or the payment of such distributions shall be deferred and/or the amount or value thereof automatically reinvested in additional restricted shares, other awards, or other investment vehicles, as the Committee shall determine or permit the participant to elect.

Deferred Shares
The Committee may provide for issuance of shares which will occur upon expiration of a deferral period, as set forth in the applicable award, subject to such restrictions as the Committee may impose. The Committee may also provide for distribution equivalent payments to be credited in respect of deferred shares. The Committee may provide that amounts payable with respect to distribution equivalents shall be converted into cash or additional shares of the Company. Unless the Committee determines otherwise, if a participant’s employment or contract terminates during the applicable deferred period, all deferred shares subject to forfeiture are forfeited.

Bonus Shares and Awards in Lieu of Cash Obligations
To the extent permitted under applicable law, the Committee may grant shares as a bonus, or grant shares or other awards in lieu of Company obligations to pay cash under other plans or compensatory arrangements. Such grants may be subject to such other terms as determined by the Committee.

Other Share-Based Awards
The Committee may grant other awards based upon the shares having such terms and conditions as the Committee may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into shares and the grant of phantom shares.

Change in Control
Upon a change in control of the Company (as defined in the 2004 Plan): (i) any award carrying a right to exercise that was not previously exercisable and vested will become fully exercisable and vested; (ii) restrictions, deferrals of settlement and forfeiture conditions applicable to any other award shall lapse and such award shall be deemed fully vested; and (iii) any performance conditions imposed with respect to any award shall be deemed to be fully achieved. In addition to the foregoing, the Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

Adjustments
In the event that a corporate transaction or event (e.g. recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, share split or reverse split, extraordinary distribution) takes place that affects the shares such that an adjustment is appropriate in order to prevent dilution or enlargement of each participant’s rights under the 2004 Plan, then the Committee will adjust any or all of the following in an equitable manner: (i) the number and kind of shares remaining reserved and available for issuance; (ii) the number and kind of outstanding restricted shares or restricted shares relating to any other outstanding award in connection with which restricted shares may be issued; (iii) the number and kind of shares that may be issued in respect of other outstanding awards and; (iv) the exercise price or grant price relating to any award (or, if deemed appropriate, the Committee may make provision for a cash payment with respect to any outstanding award). In addition, the Committee is authorized to make adjustments in the terms, conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company, or in response to changes in applicable laws, regulations, or accounting principles. The judgment of the Committee on this matter is conclusive.

Amendment and Termination
The Board may amend, alter, suspend, discontinue, or terminate the 2004 Plan or the Committee’s authority to grant awards under the 2004 Plan without the consent of shareholders or participants, except that any amendment or alteration will be subject to the approval of the Company’s shareholders if such shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which Company securities may then be listed or quoted; provided, however, that, without the consent of an affected participant, no such action may materially impair the rights of such participant with respect to any award previously granted to him.

General Federal Income Tax Consequences

Non-Qualified Options
No income will be recognized by an option holder at the time a non-qualified option is granted. Ordinary income will generally be recognized by an option holder, however, at the time a non-qualified option is exercised in an amount equal to the excess of the fair market value of the underlying share on the exercise date over the exercise price. The Company will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the option holder with respect to his or her non-qualified option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-qualified option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term or short-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified option will be equal to the sum of the exercise price of the non-qualified option and the amount included in income with respect to the option. Notwithstanding the foregoing, in the event that exercise of the Option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

Restricted Shares
Unless a holder of restricted shares makes an “83(b) election” (as discussed below), there generally will be no tax consequences as a result of the grant of restricted shares until the restricted shares are no longer subject to a substantial risk of forfeiture or is transferable (free of the risk). Generally, when the restrictions are lifted, the holder will recognize ordinary income, and the Company will be entitled to a deduction, equal to the difference between the fair market value of the share at that time and the amount, if any, paid by the holder for the restricted shares. Subsequently realized changes in the value of the share generally will be treated as long-term or short-term capital gain or loss, depending on the length of time the shares are held prior to disposition of the shares. In general terms, if a holder makes an 83(b) election (under Section 83(b) of the Internal Revenue Code) upon the award of restricted shares, the holder will recognize ordinary income on the date of the award of restricted shares, and the Company will be entitled to a deduction, equal to (i) the fair market value of the restricted shares as though the share were (A) not subject to a substantial risk of forfeiture or (B) transferable, minus (ii) the amount, if any, paid for the restricted shares. If an 83(b) election is made, there will generally be no tax consequences to the holder upon the lifting of restrictions, and all subsequent appreciation in the restricted shares generally would be eligible for capital gains treatment.

Share Appreciation Rights
There generally will be no tax consequences as a result of the award of a SAR until the SAR is exercised. Generally, when the SAR is exercised, the holder will recognize ordinary income, and the Company will be entitled to a deduction, equal to the fair market value of the share and cash, as applicable, received upon exercise.

Deferred Shares
The deferred shares have been designed with the intention that there will be no tax consequences as a result of the granting of a deferred share until payment is made with respect to the deferred share. When payment is made, the participant generally will recognize ordinary income, and the Company will generally be entitled to a deduction, equal to the fair market value of the share and cash, as applicable, received upon payment.

Withholding of Taxes
The Company will, if required by applicable law, withhold federal, state and/or local taxes in connection with the exercise, vesting or settlement of an award, in a manner consistent with the terms of the 2004 Plan.

Securities and Exchange Act of 1934
Additional special tax rules may apply to those award holders who are subject to the rules set forth in Section 16 of the Securities Exchange Act of 1934, as amended.

The Board unanimously recommends that you vote FOR this proposal.

Comparison of Five-Year Cumulative Total Returns

The following table compares total shareholder return for the Company at December 31, 2003 to the Standard and Poors 500 Index (“S&P 500”), the National Association of Real Estate Investment Trusts Index (“NAREIT”), and the Lipper Municipal Bond High Yield Index (“Lipper Bond”) assuming a $100 investment made on December 31, 1998 and assuming reinvestment of all dividends. The Company does not believe that there are any other businesses or indices that reflect both the same industry as that in which the Company operates and the same “pass-through” tax status as that of the Company. The Company selected the NAREIT and Lipper Bond indices because the NAREIT index consists of real estate investment trusts which, like the Company, pass through the majority of their income to their shareholders, albeit not tax-exempt income, and the Lipper Bond index, which represents the performance of municipal bond issues.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee met six times in 2003. Executive compensation continued to reflect the recommendations of an independent consultant hired in 1999 and 2001 to assist in the determination of executive compensation. The recommendations were based on survey data prepared by nationally recognized real estate compensation consultants. Using these studies, each executive officer position is benchmarked against its own unique peer group, depending upon the roles and responsibilities of the position. The consultants established custom peer groups from two categories of companies: multifamily real estate investment trusts (“REITs”) and specialty finance and investment companies. The CEO and Chief Operating Officer of the Company were compared to the multifamily REITs, while the other executives of the Company were compared to the specialty finance and investment companies. For 2003, the Compensation Committee concluded that the study results from 1999 and 2001 were still appropriate for these executive officers.

The Company’s executive officer compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of share options and deferred shares, and various benefits, including medical and life insurance plans, generally available to all employees of the Company.

Executive Compensation

The Company is committed to establishing and maintaining an organization and culture where all employees are equitably rewarded for their contribution to the success of the Company. The compensation program created has as its basis a strong pay-for-performance approach designed to foster and reward individual entrepreneurial action and resourcefulness within a team environment. The Company’s overall compensation policy is designed to provide a reward structure that will motivate the executives to assist in achieving strategic and financial goals, to retain and attract competent personnel and to link the interests of management and shareholders through equity-based compensation.

Base Salary
The Company generally establishes base salaries for executive officers, including the CEO, at amounts that fall at or below the market median determined by the consultants. This conservative position has allowed the Company to create long-term incentive opportunities that are at or somewhat above average. The Company provides for individual adjustments to base salary for changes in the market, expansion of job responsibilities and/or the executive’s contribution to the financial success of the Company. Annual cash compensation (base salary and bonus) for all other officers is currently within the competitive ranges of the Company’s peer groups. The Company has reviewed and will continue to periodically review the benchmark salary ranges to maintain continued market competitiveness.

Annual Incentive
The Company’s annual incentive compensation plan provides incentives to executive officers based on the achievement of qualifying operating profit goals. The Compensation Committee awards annual bonuses to officers other than the CEO based on the recommendations of the CEO; for the CEO, annual bonuses are determined solely by the Compensation Committee.

Based on the consultant’s reports referred to above, the Compensation Committee established three profit ranges, (i.e. threshold, target and superior) to be used to determine bonus awards. The threshold performance range signifies a solid achievement but falls short of budget expectations. The target performance range signifies a stretch achievement that means achieving the business plan and internal budget goals. Finally, the superior performance range signifies an exceptional achievement toward realizing the long-term objectives of the Company and would significantly exceed budget expectations. The threshold, target and superior ranges are based exclusively on achievement of cash flow per share goals, taking into account the payment of all bonuses. The plan provides for incentive ranges as a percentage of base salary to determine annual bonuses within each profit range.

For 2003, the Company achieved target performance, and therefore, annual bonuses were paid to the executives, as well as employees, for performance under the plan in the target performance range, as disclosed in the Summary Compensation Table.

For 2004 and beyond, upon recommendation of the Compensation Committee, the Company’s executive officers who have responsibility for operating groups will be measured on the performance of their individual groups as well as on corporate and individual performances. Annual bonuses will be paid based on these three performance metrics.

Long-Term Incentive
The Company has three long-term incentive plans adopted in 1996, 1998, and 2001 respectively. The plans provide a means to attract, retain and reward executive officers and other key employees of the Company, to link employee compensation to measures of the Company’s performance, and to promote ownership of a greater proprietary interest in the Company. The plans authorize grants of a broad variety of awards, including non-qualified share options, share appreciation rights, restricted shares, Deferred Shares and shares granted as a bonus or in lieu of other awards. Any restricted share or Deferred Share awards need to be approved or ratified by the Share Incentive Committee (the “Committee”). Initially, 883,033, 839,000, and 900,000 common shares were reserved for issuance in connection with awards under the 1996 Plan, the 1998 Plan and 2001 Plan (collectively “the Plans”), respectively, except that shares issued as restricted shares and shares issued as awards other than options (including restricted shares) are limited to 20% and 40% of the total number of common shares reserved under the plans, respectively. Shares subject to forfeited or expired awards, or relating to awards settled in cash or otherwise terminated without issuance of shares to the participant become available again under the plans. As of December 31, 2003, there were 842,025 shares available in the aggregate under the plans.

The Plans are administered by the Share Incentive Committee as a subcommittee of the Compensation Committee. As of the date hereof, the Board has appointed Robert S. Hillman and Charles C. Baum as members of the Committee. This Committee is authorized to select from among the eligible employees of the Company the individuals to whom awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The Committee may condition the grant, vesting, exercisability or settlement of any award on the achievement of specified performance objectives. The exercise price of options granted will be at least equal to 100% of the fair market value of common shares on the grant date.

During 2003, the Company awarded 146,160 Deferred Shares to certain executives and employees based on their overall performance and contribution to the success of the Company.
CEO Compensation

In determining the CEO’s base salary and incentive compensation, the Compensation Committee evaluates the compensation paid to chief executive officers considered in the CEO’s custom peer group. As a result of the 1999 survey, the Compensation Committee determined that the CEO’s base salary of $150,000 ranked in the lowest quartile among the Company’s peer group. As a result, the CEO’s base salary was increased to $250,000 in 1999 and then to $275,000 in January 2002 to reflect cost of living adjustments since 1999. Based on the continued growth of the Company, particularly the acquisition of the tax credit business from Lend Lease, the Committee further adjusted the CEO’s compensation as reflected in Mr. Joseph’s employment agreement. The CEO is eligible to receive awards under the Plans described above.

For the year ended December 31, 2003, the CEO received total cash payments of $500,313 in salary and bonus (as shown in the Summary Compensation Table on page 13). The Compensation Committee considered these 2003 payments appropriate in light of Mr. Joseph’s leadership and contributions to the overall long-term strategy and growth of the Company. As also shown in the Long-Term Incentive Plans Table (on page 14), Mr. Joseph was granted deferred shares that vest over 36 months for so long as Mr. Joseph remains in the continuous employ of the Company.

RESPECTFULLY SUBMITTED, COMPENSATION COMMITTEE
Mr. Robert S. Hillman, Chairman Mr. Charles C. Baum Mr. Douglas A. McGregor

Security Ownership of Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s common shares as of February 23, 2004, of each director and nominee as director and all the executive officers and directors of the Company as a group. The Company is not aware of any beneficial owners of more than 5% of its common shares. With respect to shares subject to options, only those shares subject to options which are immediately exercisable or exercisable within 60 days are listed below. Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

	Common Shares
Name	Number of Shares		Percent of Class
Mark K. Joseph	1,228,895	(1)	3.76
Michael L. Falcone(4)	188,867	(2)	*
Jenny Netzer	7,399		*
Keith J. Gloeckl(4)	136,945	(2)	*
Charles M. Pinckney	4,755		*
Robert J. Banks	698,650	(2)	2.14
Gary A. Mentesana	90,850	(2)	*
William S. Harrison	51,936	(2)	*
Earl W. Cole, III	41,420	(2)	*
Robert W. McLewee	2,715		*
Charles C. Baum	39,000	(3)	*
Richard O. Berndt	32,103	(3)	*
Eddie C. Brown	12,000	(3)	*
Robert S. Hillman	32,700	(3)	*
Douglas A. McGregor	22,500	(3)	*
Fred N. Pratt, Jr.	—		*
Carl W. Stearn	84,184	(3)	*
All directors and officers as a group (22 persons)	2,705,211		8.28

*	Less than one percent.
1	Included in Mr. Joseph’s beneficial ownership of common shares are: (a) 179,815 common shares subject to options granted under the 1996 Share Incentive Plan and (b) common shares held by certain entities controlled by Mr. Joseph. Certain limited partners in one such entity are officers of the Company. As a result of their limited partnership interest in that entity, such officers would be entitled to receive the following allocation of shares. Accordingly, these shares are not included in each officer’s beneficial ownership above.

	Michael L. Falcone	44,861 common shares
	Earl W. Cole, III	9,618 Common shares
	Gary A. Mentesana	11,758 Common shares

2	Included in each officer’s beneficial ownership of common shares are common shares subject to options granted under the 1996 and 1998 Share Incentive Plans as follows:

Shares Subject to Options
Michael L. Falcone	88,862
Gary A. Mentesana	44,431
William H. Harrison	50,000
Robert J. Banks	87,500
Keith J. Gloeckl	35,000
Earl W. Cole, III	11,954

	3	Included in each board member’s beneficial ownership of common shares are common shares subject to options granted under the 1996, 1998, and 2001 Non-Employee Directors’ Share Plans as follows:

			Shares Subject to Options
		Charles C. Baum	30,000
		Richard O. Berndt	23,500
		Eddie C. Brown	12,000
		Robert S. Hillman	30,000
		Douglas A. McGregor	22,500
		Carl W. Stearn	30,000

	4	Messrs. Falcone and Gloeckl have 10b-5(1) plans.

		Related Party Transactions and Affiliate Transactions
		Related Party Transactions
Transactions with Mr. Joseph and the Shelter Group
Mr. Mark K. Joseph, the Company’s Chief Executive Officer and Chairman of its Board of Directors, controls and is an officer of Shelter Development Holdings, Inc. (“Shelter Holdings”), which owns a minority interest in Shelter Development, LLC and Shelter Properties, LLC (collectively, the “Shelter Group”). The Shelter Group is a real estate developer and provides property management services primarily to multifamily residential properties.

It is the policy of the Company that Mr. Joseph abstains from any involvement in the structuring or review of any contracts or transactions between the Shelter Group and the Company in his capacity as a partner and officer in various entities of the Shelter Group and as an officer or director of the Company.

		(a) Property Management Contracts

The Shelter Group provides management services for certain properties that serve as collateral for the Company’s tax-exempt bond investments. The Shelter Group receives fees under management contracts for properties that it manages. During 2003, 2002 and 2001, the Shelter Group had property management contracts for eight, ten and ten properties, respectively, that collateralize the Company’s investments.

In accordance with the Company’s Operating Agreement, the independent members of the Company’s Board of Directors review and approve these property management contracts on an annual basis. Their review is based on information that compares the proposed fees of the Shelter Group and fees of similar property management companies in the market areas of the properties. The fees charged under these contracts were equal to or below market rates. During the years ended December 31, 2003, 2002 and 2001, these fees were approximately $1.0 million, $1.1 million and $1.1 million, respectively.

(b) Office Space Lease

From 1996 through February of 2003, the Company leased its headquarters office space from an affiliate of the Shelter Group. On or about February 28, 2003, the Shelter Group affiliate sold the building to a third party. The Company paid the Shelter Group $42,749 in rent for this space during 2003. This was a negotiated market rate. As of November 1, 2003, the Company vacated this space and terminated the lease.

(c) Related Party Transactions resulting from Acquisition of Tax Credit Business from Lend Lease

During the 15 years prior to the July 2003 acquisition of the Lend Lease HCI business, Lend Lease and its predecessors made and syndicated tax credit equity investments in affordable housing projects sponsored by the Shelter Group. Prior to 1996, the Shelter Group participated in these projects directly through Shelter Holdings, of which Mr. Joseph, and certain family interests, owned 100% of the equity. Since 1996, the Shelter Group has participated in these transactions through Shelter Development, LLC, in which Mr. Joseph and his family interests, acting through Shelter Holdings, have at all times owned less than a majority interest (presently approximately 34.5%).

Prior to the HCI acquisition, the Company’s tax credit operating subsidiaries engaged in two transactions with the Shelter Group. Since the acquisition, the Company’s tax credit operating subsidiaries have closed one transaction with the Shelter Group and expect to close additional deals in the future. Consistent with Company policy, Mr. Joseph has not participated, and will not participate, in the structuring or negotiation of these transactions. Future transactions are expected to be consistent with the terms offered by Lend Lease to the Shelter Group prior to the acquisition of the HCI business as well as terms offered by the Company to other comparable quality developers with whom the Company has similar long-standing relationships. The Shelter Group receives development fees in connection with these transactions.

(d) Southgate Crossing Partnership and Clary’s Forest Partnership

Through its subsidiary, Midland Mortgage Investment Corporation (“Midland”), the Company has provided supplemental loans to the Southgate Crossing apartment project partnership, which is located in Columbia, Maryland. These supplemental loans were a part of a debt restructuring of the project. Due to the debt restructuring, which consisted of the infusion of new equity from outside parties and the supplemental loan from Midland, all of the partnership interests in this project partnership were sold to new owners in 2003. Mr. Joseph now indirectly holds a 1.5% limited partnership interest in the borrowing entity for the project. He also owns interests in two of the three general partners of the same entity, giving him a 0.67% general partner interest in the borrowing entity. One of the new owners of the partnership interests is Shelter Development, LLC, which holds a 10% partnership interest. As a result of the sale of the partnership interests to new owners, a company that is owned 100% by Mr. Joseph received approximately $22,000 in distributions for its prior equity interest in Southgate Crossing and $151,000 in repayment of a loan. In accordance with approval procedures mandated by the Company’s Operating Agreement, the disinterested directors of the Company have reviewed and approved this transaction and found it fair to the Company based upon management’s evaluation of the supplemental loan, the sale terms of the project partnerships and other terms of the transactions, which included a review of property valuations and internally prepared valuation analysis indicating that the purchase price paid by the new owners represented fair market value.

Since 1998, the Company has held a first mortgage bond on the Southgate Crossing property. As of December 31, 2003, the outstanding amount of this loan was $10.3 million. The interest on Southgate Crossing is market rate.

(e) Mr. Joseph’s ownership interest in partnerships holding “defaulted assets”

Certain transactions with affiliates are described below under the heading “Affiliate Management and Control of Defaulted Assets.” One of these transactions is the creation by the Company of certain partnerships that hold defaulted assets. In connection with these partnerships, Mr. Joseph has a 20.04% limited partnership interest in a what the Company calls an “umbrella” partnership holding certain defaulted assets as described in more detail below. Shelter Holdings holds a 26.20% limited partnership interest in this same umbrella partnership. The umbrella partnership holds a 99% limited partnership interest in the borrowing partnership for these defaulted assets. In addition, Mr. Joseph controls and is an indirect owner in the 1% general partnership interest in the borrowing partnerships for all defaulted assets. While the purpose of this paragraph is to discuss Mr. Joseph’s interest in these transactions, the section entitled “Affiliate Management and Control of Defaulted Assets” describes the nature of these transactions and the impact on the Company.

(f) Special Shareholder

Shelter Holdings is personally liable for the obligations and liabilities of the Company under the Company’s Amended and Restated Certificate of Formation and Operating Agreement as the “Special Shareholder.” Under the terms of the Operating Agreement, if a business combination or change in control occurs, and the Special Shareholder does not approve the transaction, the Special Shareholder can terminate its status as the Special Shareholder. In this case, the Company would be obligated to pay $1.0 million to Shelter Holdings, as the Special Shareholder.

Transactions with Outside Directors
Richard O. Berndt, Esq., a member of the Company’s Board of Directors, is the managing partner of the law firm Gallagher, Evelius & Jones LLP (“GEJ”). Mr. Berndt owns 7% of GEJ’s equity interest. GEJ provides legal services to the Company. Some of GEJ’s legal services are provided as part of real estate transactions and the fees charged are billed to and paid for by the borrowers. For the year ended December 31, 2003, GEJ received $0.7 million in legal fees for these transactions. For the year ended December 31, 2003, GEJ received $1.0 million in legal fees directly from the Company. These fees represented 10.5% of GEJ’s total revenues for 2003. It is anticipated that the Company will transact an equal or greater amount of business with GEJ during 2004.

Transactions with Management Directors And Executive Officers	(a) Charles M. Pinckney is an Executive Vice President with the Company. Through the end of 2010, the Company will pay Mr. Pinckney $32,500 per year for consulting fees earned, but deferred, prior to his becoming an employee of the Company. The Company also distributes to Mr. Pinckney approximately $7,500 per year, to the extent received by the Company, as an annuity on certain assets that the Company acquired from Whitehawk Capital LLC, a company owned by Mr. Pinckney and acquired by the Company in 2002. The Company is obligated to pay Mr. Pinckney this amount as a part of the agreement under which the Company acquired Whitehawk Capital, LLC.

(b)
On January 1, 2000, Shelter Holdings made personal loans to Mr. Michael L. Falcone, President of the Company, and Mr. Gary A. Mentesana, Executive Vice President of the Company. Mr. Falcone’s original loan amount was approximately $542,000 with an interest rate of LIBOR plus 1.85%. The unpaid balance on this loan, as of December 31, 2003, is approximately $447,000. Mr. Mentesana’s original loan amount was $132,000 with an interest rate of LIBOR plus 1.85%. The unpaid balance on this loan, as of December 31, 2003, is approximately $90,000. The purpose of these loans was to allow Messrs. Falcone and Mentesana to purchase Company shares.

(c)
Prior to the Company’s acquisition of the Midland Companies by the Company in 1999, Mr. Robert J. Banks, now an employee of the Company and Vice Chairman of the Board of Directors, and Mr. Keith J. Gloeckl, now Executive Vice President of the Company, assumed interests in various real estate properties related to transactions in which the Midland Companies participated that had defaulted on their financing obligations. Messrs. Banks and Gloeckl undertook the responsibility of replacing the defaulted general partners in order to protect and preserve the investments for the benefit of the tax credit investors who had participated in low-income housing tax credit funds syndicated and managed by The Midland Companies. These properties generated tax credits that were sold to, and benefited, third party investors. These properties are no longer in default. Messrs. Banks’ and Gloeckl’s interests derived from the ownership of shares in four corporations that are investors in the partnerships that control them as operating general partners. In one of the partnerships, Mr. Gloeckl acts as the managing general partner. It is very unlikely that either Mr. Banks or Mr. Gloeckl will personally profit from these transactions.

(d)
Mr. Robert J. Banks, now an employee of the Company and Vice Chairman of the Board of Directors, serves on the Board of Directors of United Bank and Trust Company, an affiliate of Synovus Financial Holdings. Through various subsidiaries, United Bank has extended to the Company a $30.0 million line of credit and the Company currently has deposits with United Bank of approximately $18.0 million.

Transactions with Affiliates
Affiliate Management and Control of Defaulted Assets	(a)	From time to time, borrowers have defaulted on their debt obligations to the Company. Some of these obligations were incurred in connection with the development of properties that collateralize the Company’s tax-exempt bonds. These properties are sometimes referred to as “defaulted assets.” In a number of these circumstances the Company has, after evaluating its options, chosen not to foreclose on the property. Instead, the Company has negotiated the transfer of a property’s deed in lieu of foreclosure to, or replaced the general partner of an original borrowing partnership with, an entity controlled by and affiliated with certain officers of the Company. Following the transfer of a property to, or the replacement of the general partner with, an affiliated entity, that entity controls the defaulted asset, which serves as collateral for the debt to the Company. We will refer to all transferees as “affiliated entities” for purposes of this discussion. These affiliated entities include partnerships in which Mr. Joseph has an interest and 501 (c) (3) corporations that have Board members and officers who are also executive officers of the Company. These officers acting as Board members and officers of the affiliated entities do not have a personal financial interest in the entities. Only Mr. Joseph has a personal financial interest in these partnerships, as described above in the section entitled “Related Party Transactions.”

The Company has taken this action to preserve the value of the original tax-exempt bond obligations and to maximize cash flow from the defaulted assets. This result is consistent with the Company’s goal of providing tax-exempt income to its shareholders. The following table outlines these affiliate relationships at December 31, 2003:

($ in thousands) Affiliate Entity	Number of Properties Owned (directly or indirectly)	Carrying Value of Company’s Investment at December 31, 2003
SCA Successor, Inc. (1)	3	$ 46,253
SCA Successor II, Inc. (1)	12	60,331
MMA Affordable Housing Corporation (2)	2	44,727
MuniMae Foundation, Inc. (3)/ MMA Successor I, Inc. (1)	2	11,022
Total	19	$162,333

1	These corporations are general partners of the operating partnerships whose property collateralizes the Company’s investments. All of these general partner investments are 1% interests in the related operating partnerships. See above for a discussion of Mr. Joseph’s interest in these general partners.
2	MMA Affordable Housing Corporation (“MMAHC”) is a 501 (c)(3) non-profit entity organized to provide affordable housing. No part of its earnings inures to the benefit of any individual or for-profit entity. Executive officers of the Company serve as directors of MMAHC.
3	MuniMae Foundation, Inc. is a private non-profit entity organized to facilitate non-profit parts of the Company’s business. No part of its earnings inures to the benefit of any individual or for-profit entity. Executive officers of the Company serve as directors of the Foundation.

The affiliated entities that own and operate the defaulted assets could have interests that do not fully coincide with, or could even be adverse to, the interests of the Company’s tax-exempt bond business. If any of these entities chose to act solely in accordance with their ownership interest in the defaulted assets, such as selling a property or filing a bankruptcy, the interests of the tax-exempt bondholders could be adversely impacted. In making decisions relating to the defaulted assets, the Company, by direction to its affiliates and officers, has, consistent with its overall strategy of providing largely tax-exempt income to its shareholders, elected to manage the defaulted assets in such a manner that maximizes the tax-exempt cash flow from the projects. The Company could, therefore, make a decision to defer the capital needs of a defaulted asset in favor of paying the debt service, which could adversely impact the value of the Company’s collateral.

As part of the sale of certain taxable notes in 1998 and 1999, the Company provided a guarantee on behalf of the operating partnerships that hold these defaulted assets for the full and punctual payment of interest and principal due under the taxable notes. The face amount of these notes at December 31, 2003 was $16.2 million. The Company’s obligation under this guarantee is included in the summary of the Company’s guarantees in Note 14 of Notes to the Consolidated Financial Statements.

Affiliate 501(c)(3) Organization
(b)  Some of the Company’s properties are financed by tax-exempt bonds issued on behalf of borrowers that are tax-exempt organizations under Section 501(c)(3) of the Internal Revenue Code. For such bonds to remain tax-exempt, the property at all times must be owned by a 501(c)(3) organization. Accordingly, whenever one of these properties requires a workout or restructuring where a change in ownership is desirable, or where partnership interests in the Company’s bond transactions are warehoused, the Company seeks to find a qualified 501(c)(3) organization to act as owner. In order to assure that a 501(c)(3) organization will always be available, the Company helped organize and remains closely associated with MMAHC, a 501(c)(3) organization devoted to the ownership and operation of affordable housing for all citizens. MMAHC owns several of the Company’s bond financed properties and may in the future own more of such properties. This ownership accomplishes both the preservation of affordable housing and the preservation of the tax-exempt status of the Company’s bonds. The Company’s valuation, workout and other policies are the same for these properties and bonds as for all other 501(c)(3) bonds in the Company’s portfolio. The Company may from time to time make additional loans available to its 501(c)(3) borrowers or may make charitable contributions to such entities, including MMAHC. Such loans and grants must be used for the recipient’s charitable purposes, which may include payment of debt service on bonds held by the Company. Because the Company’s 501(c)(3) bonds, like most of the Company’s loans, are non-recourse, the Company values these bonds by reference to the underlying property and therefore such loans or contributions by the Company do not change the value of the bonds on the Company’s books, which is determined by reference to the underlying property.

Fees Paid to the Company from Unconsolidated Entities
(a) Pension Funds

The Company, through its subsidiary MMA Advisory Services, Inc. (“MAS”), manages money and provides investment advisory services to two pooled investment vehicles and several pension funds.The Midland Affordable Housing Group Trust (“MAHGT”) is a pooled investment vehicle that primarily makes debt investments in real estate, and the Midland Multifamily Equity REIT (“MMER”), a Maryland real estate investment trust, is a pooled investment vehicle that makes equity investments in real estate. Both are owned by and comprised exclusively of public pension fund investors. The pension funds created these vehicles for the purpose of investing in income-producing real estate investments. To date, MAHGT and MMER engage in business transactions only with the Company. MAHGT provides loans and lines of credit to finance a variety of the Company’s loan products. MMER invests in income-producing real estate partnerships and also provides short-term lines of credit to the Company to finance the Company’s lending activities.

MAS is a federally registered investment advisor and serves as investment manager for MAHGT and MMER. MAS receives origination and advisory fees for these services. The Company’s total origination and advisory fees earned through MAS from MAHGT for the years ended December 31, 2003, 2002, and 2001 were $4.1 million, $2.5 million, and $2.0 million, respectively. The Company’s fees earned through MAS from MMER for the years ended December 31, 2003, 2002, and 2001 were $1.4 million, $1.6 million, and $1.4 million, respectively.

(b)  Tax Credit Investments

Affiliates of the Company are the general partners in various partnerships (“Tax Credit Funds”) that raise funds from third-party investors and then invest those funds in operating partnerships that develop, own and operate affordable apartment projects throughout the country. In return for their investment, these investors receive low-income housing tax credits under Section 42 of the Internal Revenue Code. The Company sells the limited partner interests in these Funds to the investors. The Company receives asset management fees from these Tax Credit Funds. For the year ended December 31, 2003, 2002, and 2001, the Company earned $8.9 million, $3.0 million and $2.4 million in asset management fees, respectively.

Contributions to Tax- Exempt Entities in which the Company’s Officers Are Directors	For the year ended December 31, 2003, the Company made a $0.8 million charitable contribution to MMAHC.

Independent Public Accountants

Relationship
The Company’s audited financial statements for the year ended December 31, 2003 have been provided to the shareholders as part of the Annual Report to Shareholders. PricewaterhouseCoopers LLP (“PWC”) has acted as the Company’s independent accountants since 1996 and the Audit Committee of the Board of Directors has appointed PWC as our independent auditor to audit the Company’s financial statements for the year ending December 31, 2003. No election, approval or ratification of independent accountants by the shareholders is required. A representative of PWC will be present at the Annual Meeting with the right to make a statement if he or she so desires and will be available to respond to appropriate questions by the shareholders.

Audit Fees
The aggregate amount of fees billed by PWC for professional services rendered for the audit of the Company’s annual financial statements and that of its subsidiaries and the review of the financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal years ended December 31, 2003 and 2002, was $625,000 and $502,700, respectively.

Audit Related Fees
The audit related services primarily relate to the audit of HCI, the audit of tax credit funds, and comfort letter procedures performed in conjunction with offerings of common shares. The aggregate amount of fees billed or to be billed by PWC for these services for 2003, (which is the year we acquired HCI) is $1.3 million. The PWC billings in this category for 2002 total $40,260. There were no fees billed for the design and implementation of financial information systems.

Tax Fees
The tax services relate to nominee gathering services and production of K-1s for investors, preparation of federal and state tax returns, earnings and profits studies and various other tax consultations. The aggregate amount of fees billed, or to be billed, by PWC for these services for 2003 is $330,000. The total for 2002 was $270,995.

All Other Fees	PWC provided other miscellaneous services in 2003 and billed the Company approximately $13,500.

The Audit Committee is responsible for retaining and terminating the Company’s independent auditors and for pre-approving the performance of any services by the independent public accountants. In addition, the Committee is responsible for monitoring the independence and performance of the Company’s independent public accountants and internal audit function and for presenting its conclusions with respect to the independent public accountants to the full Board of Directors. All the services described above were approved by the Audit Committee.

Pre-approval Policy
The Company has communicated to all Company employees the need to track all fees charged by the Company’s independent public accountants. The Company’s Controller’s staff tracks all such expenses. The corporate Secretary maintains the agendas for Audit Committee meetings and organizes committee meetings when pre-approval of services and fees are required. Committee resolutions are maintained for all such approvals. The Company implemented the above procedures in accordance with the policy contained in the Audit Committee Charter attached as Appendix B.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Company’s Board of Directors is composed of independent directors and operates under a written charter adopted by the Board of Directors, a copy of which is attached here to as Appendix B.

In this regard, the Committee has met and held discussions with management and the independent auditor. Management represented to the Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent auditors the auditors’ independence.

Additionally, the Committee has reviewed fees charged by the independent auditors and has monitored whether the non-audit services provided by the independent auditors are compatible with maintaining the independence of such auditors. Based upon its reviews and discussions, the Audit Committee recommended to the Company’s Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

RESPECTIVELY SUBMITTED, AUDIT COMMITTEE
Mr. Carl W. Stearn, Chairman Mr. Charles C. Baum Mr. Eddie C. Brown Mr. Robert S. Hillman Mr. Fred N. Pratt, Jr.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s Directors and executive officers file reports with the Securities and Exchange Commission and the New York Stock Exchange indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exhange Act of 1934. The Company has reviewed the copies of the reports received from the individuals required to file the reports. Based on this review, we believe that during 2003 each of our Directors and executive officers has complied with applicable reporting requirements for transactions in our common shares, except as described below. Due to an administrative oversight, each of Messrs. Brown, Pratt, Banks, Falcone, Mentesana, and Gloeckl reported one transaction that was not reported on a timely basis, Messrs. Baum, Joseph, and Harrison reported two transactions that were not reported on a timely basis, Messrs. Hillman and McGregor reported three transactions that were not reported on a timely basis, Mr. Stearn reported four transactions that were not reported on a timely basis and Mr. Berndt reported five transactions that were not reported on a timely basis.

The Company has implemented new procedures to avoid late filings.

Other Business

The Board of Directors is not aware of any other matters which may come before the meeting. It is the intention of the persons named in the enclosed proxy to vote all shares represented by proxies in accordance with their best judgment if any other matters properly come before the meeting.

Whether or not you attend the Annual Meeting in person, please complete, date and sign the enclosed proxy and return it promptly. If you attend the meeting, you may vote your shares even though you may have sent in your proxy.

UPON WRITTEN REQUEST TO THE SECRETARY AT THE ADDRESS BELOW BY ANY SHAREHOLDER WHO WAS A BENEFICIAL OWNER OF THE COMPANY’S COMMON SHARES ON THE RECORD DATE, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO:

Janet E. McHugh
Secretary
Municipal Mortgage & Equity, LLC
621 East Pratt Street
Suite 300
Baltimore, MD 21202

Shareholder Proposals for the 2005 Annual Meeting

Shareholder proposals intended to be presented at the Company’s 2005 Annual Meeting of Shareholders and included in the proxy statement must be received by the Secretary of the Company, Janet E. McHugh, no later than December 14, 2004.

If a shareholder notifies the Company after February 27, 2005 of an intent to present a proposal at the Company’s 2005 Annual Meeting, the Company will have the right to exercise its discretionary voting authority with respect to the proposal, without including information regarding the proposal in its proxy materials.

Any shareholder who intends to submit a proposal at the Company’s Annual Meeting in 2005 without including the proposal in the Company’s proxy statement for such Annual Meeting must notify the Company of such proposal not earlier than the close of business April 14, 2005 and not later than the close of business May 15, 2005.

Appendix A
Corporate Governance Guidelines of the Board

The Board of Directors of Municipal Mortgage and Equity LLC (“MuniMae”) has adopted the following guidelines in furtherance of its continuing efforts to enhance its corporate governance. The Board will review and amend these guidelines, as it deems necessary and appropriate.

1.   Board Mission and Director Responsibilities

The Board is elected by the shareholders to oversee their interest in the long-term financial strength and overall success of the business. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the shareholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

The core responsibility of the Directors is to exercise our business judgment to act in what we reasonably believe to be in the best interests of the Company and its shareholders. Directors must fulfill our responsibilities consistent with our fiduciary duty to the shareholders, in compliance with all applicable laws and regulations. Directors will also, as appropriate, take into consideration the interests of other stakeholders, including employees and the members of communities in which the Company operates.

The Board provides advice and counsel to the Chief Executive Officer and other senior officers of the Company. The Board ensures that the assets of the Company are properly safeguarded, that appropriate financial and other controls are maintained, and that the Company’s business is conducted wisely and in compliance with applicable laws and regulations.

In discharging our duties, Directors may rely on the Company’s senior executives and outside advisors and auditors. Accordingly, skill and integrity will be important factors in selection of the Company’s senior executives and other advisors. The Board has the authority to hire independent legal, financial or other advisors, as we may deem necessary.

Directors are expected to attend all meetings of the Board and of the committees on which we serve. Directors should devote the time and effort necessary to fulfill our responsibilities. Information important to Directors’ understanding of issues to come before the Board or a committee will be provided sufficiently in advance of the meeting to permit Directors to inform ourselves. Directors are expected to review these materials before the meeting.

The Board will hold regularly scheduled meetings at least six times a year. The Chairman of the Board will set the agenda for Board meetings. Any Director may suggest items for inclusion on the agenda. Any Director may raise a subject that is not on the agenda at any meeting. Certain items pertinent to the oversight and monitoring function of the Board will be brought to us regularly. The Board will review the Company’s long-term strategic plans and the most significant financial and accounting issues facing the Company at least one Board meeting each year.

Non-management Directors will meet in executive session as needed. Normally, such meetings will occur during regularly scheduled Board meetings. Meeting of the non-management Directors will be chaired by a lead director, who will at all times be an independent Director and who will be selected by the independent directors.

The Board believes that having the same person occupy the offices of Chairman of the Board and Chief Executive Officer has served the Company well. However, the Board may reevaluate this structure if and when it deems necessary.

2.   Director Qualifications

A majority of the Directors will be independent. No Director will be deemed independent unless the Board affirmatively determines that the Director has no material relationship with the Company, directly or as an officer, shareholder or partner of an organization that has a material relationship with the Company. The Board will observe all additional criteria for independence established by the New York Stock Exchange or other governing laws and regulations.

Directors may be nominated by the Board or by shareholders in accordance with the By-Laws. The Governance Committee will review all nominees for the Board in accordance with its charter. The assessment will include a review of the nominee’s judgment, experience, independence, understanding of the Company’s or other related industries, and such other factors as the Committee concludes are pertinent in light of the current needs of the Board. The Committee will select qualified nominees and review its recommendations with the Board, which will decide whether to invite the nominee to join the Board. The Chairman of the Board should extend the Board’s invitation to join the Board. The Board will require that nominees become shareholders of the Company prior to the solicitation of proxies for their election.

The Company’s Operating Agreement provides that the Board of Directors must consist of at least 5 and no more than 15 members, with the number of seats on the Board to be determined from time to time by resolution of the Board. The number of directors, on the Board is currently set at 10, with (i) 9 of the directors divided into 3 classes, the members of which are elected by the common shareholders for staggered 3-year terms, and (ii) one director (the “Specially Appointed Director”) who may be appointed by the Dissolution Shareholder. Currently, this position is vacant.

The Board expects that when the Chairman resigns from that position, he will also simultaneously submit his resignation from the Board. Whether the individual continues to serve on the Board is a matter for discussion at that time with the new Chairman and the Board.

It is the sense of the Board that individual Directors who change the responsibility they held when elected to the Board should submit a letter of resignation to the Board. Whether the individual continues to serve on the Board is a matter for discussion at that time with the Governance Committee and the full Board.

3.   Committees of the Board

The Board has four standing committees: Audit, Compensation, Executive, and Governance. The Board may establish additional committees as necessary or appropriate.

Management Directors will not normally be members of standing committees except that the Chief Executive Officer may serve as chairman of the Executive Committee. Only independent Directors may serve on the Audit Committee, the Compensation Committee and the Governance Committee. Each of the standing committees will have its own charter. The charter will set forth the responsibilities of each committee, the qualifications and procedures of the committee and how the committee will report to the Board. Each committee will conduct a self-evaluation annually.

The Chairman of each committee will determine the frequency of committee meetings, consistent with the committee’s charter and the Company’s needs.

4.   Director Access to Officers, Employees and Information

Directors have full and free access to officers, employees and the books and records of the Company. Any meetings or contact that a Director wishes to initiate may be arranged through the Chief Executive Officer or the Secretary or directly by the Director. The Directors should use their judgment to ensure that any such contact is not disruptive to the business operations of the Company.

The Board welcomes the regular attendance at Board meetings of non-Board members who are in the most senior management positions in the Company. The Chairman of the Board shall extend such invitations.

5.   Director Orientation

All new Directors must participate in the Company’s Orientation Program, which should be conducted within two months of the annual meeting at which new Directors are elected. This orientation will include presentations by senior management to familiarize new Directors with the Company’s business and strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Ethics, its principal officers, and its internal and independent auditors. Any sitting Directors may attend the Orientation Program.

6.   Annual Chief Executive Officer Performance Evaluation

To ensure that the Chief Executive Officer is providing the best leadership for the Company, the Compensation Committee will annually evaluate the Chief Executive Officer’s performance. The Committee will discuss the Chief Executive Officer’s performance in an executive session of non-management Directors. The Committee’s evaluation of the Chief Executive Officer’s performance will be a significant factor in the Committee’s annual review of the Chief Executive Officer’s compensation. Upon recommendation of the Compensation Committee, the Board of Directors shall annually review and ratify corporate goals and objectives relevant to the Chief Executive Officer’s compensation.

7.   Annual Board Performance Evaluation

The Board of Directors will conduct an annual self-evaluation to determine whether we and our committees are functioning effectively. The Governance Committee will receive comments from all Directors and report annually to the Board with an assessment of the Board’s performance, which will be discussed with the full Board. The assessment will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board or any of its committees could improve.

8.   Director Compensation

The form and amount of Director compensation shall be determined by the Compensation Committee and then recommended to the full Board for action in accordance with the Committee charter. Recommendations as to any material change in Board compensation will be based on market studies.

Director compensation is a combination of cash and shares in the Company. The shares component should be a significant portion of the total compensation.

9.   Succession Planning

The Governance Committee of the Board of Directors is responsible for succession planning related to the Company’s key executive officers. This planning will be based on performance evaluation of the individuals involved as well as the current needs of the Company.

10.   Board Interaction with Outside Interested Parties

The Board believes that management speaks for the Company. From time to time, at the request of management, individual Board members may meet or otherwise communicate with various constituencies that are involved with the Company. Where comments from the Board are appropriate, they will normally come from the Chairman.

Appendix B
MUNICIPAL MORTGAGE & EQUITY, LLC
AUDIT COMMITTEE CHARTER

1.	Audit Committee Purpose

The Audit Committee (the “Committee”) shall assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the financial reporting process and systems of internal controls of Municipal Mortgage & Equity, LLC (the “Company”);

•	Monitor the Company’s compliance with legal and regulatory requirements;

•	Monitor the independence, qualifications and performance of the Company’s independent public accountants and internal audit function;

•	Cause to be prepared and approve the report required to be included in the Company’s annual proxy statement as required by rules of the Securities and Exchange Commission; and

•	Provide an avenue of communication among the independent auditors, management, the internal audit department and the Board.

In discharging its oversight role, the Committee has the power to conduct or to authorize investigations into any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company, including the independent auditors. The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities.

2.	Audit Committee Composition

The Committee shall be comprised of at least three directors as appointed by the Board, each of whom shall meet the independence and audit committee composition requirements under the rules and regulations of the New York Stock Exchange as in effect from time to time and shall be free from any relationship that would interfere with the exercise of his or her independent judgment as a member of the Committee.

Each member of the Committee must be financially literate and at least one member of the Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

The members of the Committee shall be elected by the Board at the meeting of the Board following each annual meeting of shareholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. The Chair of the Committee shall be appointed by the full Board.

No director may serve as a member of the Committee if such director serves on the audit committees of more than three other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee and discloses such determination in the Company’s annual proxy statement. No member of the Committee may, other than in his capacity as a member of the Committee, be an affiliate person of the Company or any of its subsidiaries.

No member of the Committee shall receive any consulting, advisory or other compensatory fee from the Company other than director’s fees (including equity-based awards), which may include additional amounts payable to the Chair and to members of the Committee for meeting more frequently or for longer periods of time than the full Board.

3.	Audit Committee Meetings

The Committee shall meet at such times and from time to time as it deems to be appropriate, but not less than quarterly. The Committee shall meet separately, at least quarterly, with management and the Company’s independent public accountants. The Committee may request members of management or others to attend meetings and provide pertinent information as necessary.

The Committee shall report regularly to the Board.

4.	Audit Committee Responsibilities and Duties

The duties of the Committee shall include the following:

Review Procedures

•	Review and reassess the adequacy of this charter at least annually (and update this charter if and when appropriate).

•	Review with representatives of management and the independent public accountants the Company’s audited financial statements prior to their filing as part of the annual report on Form 10-K. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, which would entail review of estimates, reserves and accruals, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

•	Consider the integrity of the Company’s financial reporting process and controls in consultation with management and the Company’s independent public accountants. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent public accountants and the internal audit function together with management’s responses including the status of previous recommendations.

•	Review with financial management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly financial statements prior to filing or distribution of the Company’s quarterly reports on Form 10-Q.

Independent Auditors

•	The Committee shall have the ultimate authority and responsibility to select, evaluate and, when warranted, replace independent public accountants (or to recommend such replacement for shareholder approval in any proxy statement, if applicable). The Committee shall approve the fees and other compensation to be paid to the independent public accountants. The independent public accountants shall be ultimately accountable to the Board and the Committee.

•	On an annual basis, receive from the independent public accountants and review a formal written statement describing, to the extent permitted under applicable auditing standards: the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the outside auditors and the Company, including each non-audit service provided to the Company and the matters set forth in Independence Standards Board No. 1. The Committee shall actively engage in a dialogue with the independent public accountants as to any disclosed relationships or services that may impact its independence. The Committee shall take, or recommend that the Board take, appropriate action to oversee the independence of the independent public accountants.

•	On an annual basis, discuss with representatives of the independent public accountants the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61, as it may be modified or supplemented.

•	Review the independent public accountants audit plan and engagement letter which discusses the scope, staffing, locations, reliance upon management and general audit approach. Also, review the scope of non-audit services performed for the Company by the independent auditors and approve all non-audit services. This pre-approval requirement for non-audit services is subject to a de minimis oversight exception if: (i) the aggregate amount of all such non-audit services constitutes not more than $50,000 during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or any member of the Committee who has authority to give such approval.

•	Consider and discuss with management and the independent auditors any audit problems or difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information and any significant disagreements with management.

Internal Audit Function and Legal Compliance

•	Review the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal audit function, as needed.

•	Review significant reports prepared by the internal audit function together with management’s response and follow-up to these reports.

•	On at least an annual basis, review with the Company’s counsel any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

•	Annually prepare a report to shareholders for inclusion in the Company’s annual proxy statement. The report of the Committee shall (1) confirm that the Company has a formal, documented Committee charter setting forth the Committee’s duties, (2) state whether the Committee satisfied its obligations under the charter during the previous year, and (3) cover all other matters required by rules of the Securities and Exchange Commission. The proxy statement shall include the full text of the charter at least once every three years and after any significant modification is approved by the Board.

•	Annually prepare a written affirmation to the New York Shares Exchange regarding the Committee’s compliance with respect to independence, financial literacy, determination of at least one Committee member having accounting or financial management expertise and annual review and assessment of this charter.

•	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

•	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

•	Establish hiring policies for employees or former employees of the independent auditors.

APPENDIX C
MUNICIPAL MORTGAGE & EQUITY, LLC
2004 NON-EMPLOYEE DIRECTORS’ SHARE PLAN

1.	Purpose. The purpose of this 2004 Non-Employee Directors’ Share Plan (the “Plan”) of Municipal Mortgage & Equity, LLC, a Delaware limited liability company (the “Company”), is to advance the interests of the Company and its shareholders by providing a means to attract and retain highly qualified persons to serve as non-employee directors of the Company and to promote ownership by such directors of a greater proprietary interest in the Company, thereby aligning such directors’ interests more closely with the interests of shareholders of the Company.

2.	Definitions. In addition to terms defined elsewhere in the Plan, the following are defined terms under the Plan:

(a)	“Annual Retainer” means an amount paid to a Participant as determined by the Board, in its sole discretion, from time to time.

(b)	“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code include regulations thereunder and successor provisions and regulations thereto.

(c)	For purposes of the Plan, a “Change in Control” shall have occurred if:

(i)	Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any entity controlling, controlled by or under common control with the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of either the combined voting power of the Company’s then outstanding voting securities or the then outstanding Shares (in either case, other than as a result of an acquisition of securities directly from the Company);

(ii)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this Section 2(b)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii)	the shareholders of the Company approve a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse share split of any class of voting securities of the Company, or the consummation of any such transaction if shareholder approval is not obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 75% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph (iii), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 75% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity or of any subsidiary of the Company or such surviving entity; or

(iv)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

(d)	“Deferred Share” means a credit to a Participant’s deferral account under Section 8 which represents the right to receive one Share upon settlement of the deferral account. Deferral accounts, and Deferred Shares credited thereto, are maintained solely as bookkeeping entries by the Company evidencing unfunded obligations of the Company.

(e)	“Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act include the rules promulgated thereunder and successor provisions and rules thereto.

(f)	“Fair Market Value” of a Share means, as of any given date, the closing sales price of a Share on the New York Stock Exchange for such date or, if such day was not a trading day, the closing sales price for the most recent trading day prior to such date.

(g)	“Option” means the right, granted to a director under Section 7, to purchase a specified number of Shares at the specified exercise price for a specified period of time under the Plan. All Options will be non-qualified stock Options.

(h)	“Participant” means any person who, as a non-employee director of the Company, has been granted a Restricted Share, an Option or Deferred Shares which remain outstanding or who has elected to be paid fees in the form of Shares or Deferred Shares under the Plan.

(i)	“Restricted Share” means, an award of a Share that is subject to restrictions under Section 6.

(j)	“Rule 16b-3” means Exchange Act Rule 16b-3 as from time to time in effect and applicable to the Plan and Participants.

(k)	“Share” means a Common Share of the Company and such other securities as may be substituted for such Share or such other securities pursuant to Section 9.

3.	Shares Available Under the Plan. Subject to adjustment as provided in Section 9, the total number of Shares reserved and available for issuance under the Plan is 400,000. Such Shares may be authorized but unissued Shares, treasury Shares, or Shares acquired in the market for the account of the Participant. For purposes of the Plan, Shares issued in connection with an award of Restricted Shares or Shares that may be purchased upon exercise of an Option or delivered in settlement of Deferred Shares will not be considered to be available after such Restricted Share or Option has been granted or credited in respect of a Deferred Share, except for purposes of issuance in connection with such Restricted Share, Option or Deferred Share; provided, however, that, if an Option expires for any reason without having been exercised in full or the Restricted Share or Deferred Share is forfeited, the Shares subject to the unexercised portion of such Option or credited in respect of a Restricted Share or Deferred Share will again be available for issuance under the Plan.

4.	Administration of the Plan. The Plan will be administered by the Board of Directors of the Company (the “Board”); provided, however, that any action by the Board relating to the Plan will be taken only if, in addition to any other required vote, such action is approved by the affirmative vote of a majority of the directors who are not then eligible to participate in the Plan. The Board shall have authority to (i) determine the number of Options, Shares, Restricted Shares or Deferred Shares to be credited to each Participant; (ii) determine the amount of cash fees eligible for deferral under the Plan; and (iii) determine or impose conditions on such Options, Shares, Restricted Shares and Deferred Shares and cash fees under the Plan as it may deem appropriate. The Participant shall take whatever additional actions and execute whatever additional documents the Board may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of the Plan.

5.	Eligibility. Each director of the Company who, on any date on which an Option is to be granted under Section 6, a Restricted Share is to be granted under Section 7 or on which fees are to be paid that could be received in the form of Shares or deferred in the form of Deferred Shares under Section 8, is not an employee of the Company or any subsidiary of the Company will be eligible, at such date, to be granted an Option under Section 6, a Restricted Share under Section 7 or receive fees in the form of Shares or defer fees in the form of Deferred Shares under Section 8. No person other than those specified in this Section 5 will be eligible to participate in the Plan.

6.	Options. An Option to purchase 7,000 Shares, subject to adjustment as provided in Section 9, will be automatically granted to a person who is first elected or appointed to serve as a member of the Board at or after the effective date of the Plan, on the date of such election or appointment, if such director is eligible to be granted an Option at that date. Notwithstanding the foregoing, the Board may, in its discretion, grant additional Options (which are not to be treated as incentive options under Section 422 of the Code) to Participants from time to time.

(a)	Exercise Price. The exercise price per Share purchasable upon exercise of an Option will be equal to 100% of the Fair Market Value of a Share on the date of grant of the Option.

(b)	Option Expiration. A Participant’s Option will expire at the earlier of (i) 10 years after the date of grant or (ii) one year after the date the Participant ceases to serve as a director of the Company for any reason.

(c)	Exercisability. Unless otherwise provided by the Board, no Option may be exercised unless and until it has become exercisable in accordance with this Section 6(c). A Participant’s Option received upon initial election or appointment will become exercisable in three equal annual installments commencing at the earlier of the next anniversary of the director’s initial election or appointment and the next Annual Meeting of Shareholders; provided, however, that a Participant’s Option (granted pursuant to Section 6) will become immediately exercisable in full at the time the Participant ceases to serve as a director due to death or disability or upon a Change in Control; and provided further, that a Participant’s Option may be exercised after the Participant ceases to serve as a director for any reason other than death or disability only to the extent that the Option was exercisable at the date he or she ceased to be a director or has become exercisable pursuant to this Section 6(c) within two months after the date he or she ceased to be a director.

(d)	Method of Exercise. A Participant may exercise an Option, in whole or in part, at such time as it is exercisable and prior to its expiration, by giving written notice of exercise to the Secretary of the Company, specifying the Option to be exercised and the number of Shares to be purchased, and paying in full the exercise price in cash (including by check) or by surrender of Shares already owned by the Participant (except for Shares acquired from the Company by exercise of an Option or other award less than six months before the date of surrender) having a Fair Market Value at the time of exercise equal to the exercise price, or by a combination of cash and Shares.

7.	Restricted Shares. An annual award of Restricted Shares, in an amount equal to the Annual Retainer divided by the Fair Market Value of a Share on the date of such grant, shall automatically be granted to each member of the Board on the date of the final adjournment of the Company’s Annual Meeting of Shareholders each year, if such director is eligible to be granted Restricted Shares at that date. Notwithstanding the forgoing, the Board, in its discretion may make additional grants of Restricted Stock to Participants from time to time.

(a)	Restrictions and Conditions. Unless otherwise provided by the Board, Restricted Shares awarded to a Participant shall be subject to a restriction from any voluntary or involuntary sale, transfer, pledge, anticipation, alienation, encumbrance or assignment unless the restrictions on such shares have lapsed and vest in accordance with this Section 7(a). Restricted Shares received on the date of each Annual Meeting of Shareholders will vest at the earlier of the next anniversary of the grant of such Restricted Shares and the next Annual Meeting of Shareholders; provided, however, that a Participant’s Restricted Shares (granted pursuant to Section 7) will become fully vested at the time the Participant ceases to serve as a director due to death or disability or upon a Change in Control; and provided further, that a Participant’s Restricted Shares will become fully vested after the Participant ceases to serve as a director for any reason other than death or disability only to the extent that the Restricted Shares are vested at the date he or she ceased to be a director or has vested pursuant to this Section 7(a) within two months after the date he or she ceased to be a director. Restricted Shares that will, at the time the Participant ceases to be a director, remain subject to restriction shall be forfeited and reacquired by the Company. Except to the extent restricted under this Section 7(a), a Participant granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon (as described below).

(b)	Certificates for Shares. Restricted Shares granted under the Plan may be evidenced in such manner as the Board shall determine. If certificates representing Restricted Shares are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, the Company may retain physical possession of the certificate, and the Participant shall have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Shares.

(c)	Dividends and Distributions. Dividends paid on Restricted Shares shall be either paid at the dividend payment date in the form the dividends are paid to other shareholders, in cash, or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or the payment of such dividends shall be deferred and/or the amount or value thereof automatically reinvested in additional Restricted Shares or other investment vehicles, as the Board shall determine or permit the Participant to elect. Shares distributed in connection with a Share split or Share dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property are distributed.

8.	Receipt of Shares or Deferred Shares In Lieu of Fees. Each director of the Company may elect to be paid fees, in his or her capacity as a director (including annual retainer fees for service on the Board, fees for service on a Board committee, fees for service as chairman of a Board committee, and any other fees paid to directors) in the form of Shares or Deferred Shares in lieu of cash payment of such fees, if such director is eligible to do so under Section 5 at the date any such fee is otherwise payable. If so elected, payment of fees in the form of Shares or Deferred Shares shall be made in accordance with this Section 8.

(a)	Elections. Each director who elects to be paid fees for a given calendar year in the form of Shares or to defer such payment of fees in the form of Deferred Shares for such calendar year must file an irrevocable written election with the Secretary of the Company no later than December 31 of the year preceding such calendar year; provided, however, that any newly elected or appointed director may file an election for any year not later than 30 days after the date such person first became a director, and a director may file an election for the year in which the Plan became effective not later than 30 days after the date of effectiveness (in either case, with respect to the fees not earned as of the date of such election). An election by a director shall be deemed to be continuing and therefore applicable to subsequent Plan years unless the director revokes or changes such election by filing a new election form by the due date for such form specified in this Section 8(a). The election must specify the following:

(i)	A percentage of fees to be received in the form of Shares or deferred in the form of Deferred Shares under the Plan; and

(ii)	In the case of a deferral, the period or periods during which settlement of Deferred Shares will be deferred (subject to such limitations as may be specified by counsel to the Company).

(b)	Payment of Fees in the Form of Shares. At any date on which fees are payable to a Participant who has elected to receive such fees in the form of Shares, the Company will issue to such Participant, or to a designated third party for the account of such Participant, a number of Shares having an aggregate Fair Market Value at that date equal to the fees, or as nearly as possible equal to the fees (but in no event greater than the fees), that would have been payable at such date but for the Participant’s election to receive Shares in lieu thereof. If the Shares are to be credited to an account maintained by the Participant and to the extent reasonably practicable without requiring the actual issuance of fractional Shares, the Company shall cause fractional Shares to be credited to the Participant’s account. If fractional Shares are not so credited, any part of the Participant’s fees not paid in the form of whole Shares will be payable in cash to the Participant (either paid separately or included in a subsequent payment of fees, including a subsequent payment of fees subject to an election under this Section 8).

(c)	Deferral of Fees in the Form of Deferred Shares. The Company will establish a deferral account for each Participant who elects to defer fees in the form of Deferred Shares under this Section 8. At any date on which fees are payable to a Participant who has elected to defer fees in the form of Deferred Shares, the Company will credit such Participant’s deferral account with a number of Deferred Shares equal to the number of Shares having an aggregate Fair Market Value at that date equal to the fees that otherwise would have been payable at such date but for the Participant’s election to defer receipt of such fees in the form of Deferred Shares. The amount of Deferred Shares so credited shall include fractional Shares calculated to at least three decimal places.

(d)	Crediting of Dividend Equivalents. Whenever dividends are paid or distributions are made with respect to Shares, a Participant to whom Deferred Shares are then credited in a deferral account shall be entitled to receive, as dividend equivalents, an amount equal in value to the amount of the dividend paid or property distributed on a single Share multiplied by the number of Deferred Shares (including any fractional Share) credited to his or her deferral account as of the record date for such dividend or distribution. Such dividend equivalents shall be credited to the Participant’s deferral account as a number of Deferred Shares determined by dividing the aggregate value of such dividend equivalents by the Fair Market Value of a Share at the payment date of the dividend or distribution.

(e)	Settlement of Deferred Shares. The Company will settle the Participant’s deferral account by delivering to the Participant (or his or her beneficiary) a number of Shares equal to the number of whole Deferred Shares then credited to his or her deferral account (or a specified portion in the event of any partial settlement), together with cash in lieu of any fractional share remaining at a time when less than one whole Deferred Share is credited to such deferral account. Such settlement shall be made at the time or times specified in the Participant’s election filed in accordance with Section 8(a); provided, however, that a Participant may further defer settlement of Deferred Shares if counsel to the Company determines that such further deferral likely would be effective under applicable federal income tax laws and regulations.

(f)	Unforeseen Emergency. Notwithstanding the foregoing provisions of this Section 8, a Participant may receive any amounts deferred by the Participant in the event of an “Unforeseeable Emergency.” For these purposes, an “Unforeseeable Emergency,” as determined by the Board in its sole discretion, is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or “dependent,” as defined in Section 152(a) of the Code, of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

(i)	through reimbursement or compensation by insurance or otherwise,

(ii)	by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(iii)	by future cessation of the making of additional deferrals.

Without limitation, the need to send a Participant’s child to college or the desire to purchase a home shall not constitute an Unforeseeable Emergency. Distributions of amounts because of an Unforeseeable Emergency shall be permitted to the extent reasonably needed to satisfy the emergency need.

(g)	Nonforfeitability. The interest of each Participant in any fees paid in the form of Shares or Deferred Shares (and any deferral account relating thereto) at all times will be nonforfeitable.

9.	Adjustment Provisions.

(a)	Corporate Transactions and Events. In the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of Shares or other securities of the Company, share split or reverse split, extraordinary dividend (whether in the form of cash, Shares, or other property), liquidation, dissolution, or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of each Participant’s rights under the Plan (which would not include a transaction in which public stockholders retain no interest in the surviving company), then an adjustment shall be made, in a manner that is proportionate to the change to the Shares and otherwise equi-

table, in (i) the number and kind of Shares remaining reserved and available for issuance under Section 3, (ii) the number and kind of Shares to be subject to each automatic grant of an Option under Section 6, (iii) the number and kind of Shares issuable upon exercise of outstanding Options, and/or the exercise price per Share thereof (provided that no fractional Shares will be issued upon exercise of any Option), (iv) the number and kind of Shares to be subject to each automatic grant of Restricted Shares under Section 7, (v) the kind of Shares to be issued in lieu of fees under Section 8 and (vi) the number and kind of Shares to be issued upon settlement of Deferred Shares under Section 8. The foregoing notwithstanding, no adjustment may be made hereunder except as will be necessary to maintain the proportionate interest of the Participant under the Plan and to preserve, without exceeding, the value of outstanding Options and Restricted Shares and potential grants of Options and Restricted Shares and the value of outstanding Deferred Shares.

(b)	Insufficient Number of Shares. If at any date an insufficient number of Shares are available under the Plan for the automatic grant of Options or Restricted Shares or the receipt of fees in the form of Shares or deferral of fees in the form of Deferred Shares at that date, Options and Restricted Shares will first be automatically granted proportionately to each eligible director, to the extent Shares are then available (provided that no fractional Shares will be issued with respect to such Options or Restricted Shares) and otherwise as provided under Section 6 and Section 7, and then, if any Shares remain available, fees shall be paid in the form of Shares or deferred in the form of Deferred Shares proportionately among directors then eligible to participate to the extent Shares are then available and otherwise as provided under Section 8.

10.	Interpretation and Other Rules. The Board may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Board may (i) interpret the Plan and any agreements under Section 12(a), with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided, that the Board’s interpretation shall not be entitled to deference on and after a Change in Control except to the extent that such interpretations are made exclusively by members of the Board who are individuals who served as Board members before the Change in Control; and (ii) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Board shall be final and binding upon all persons. Unless otherwise expressly provided hereunder, the Board, with respect to any grant of Restricted Shares or an Option, may exercise its discretion hereunder at the time of the grant or thereafter.

11.	Changes to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or authority to grant Restricted Shares or Options or pay fees in the form of Shares or Deferred Shares under the Plan without the consent of shareholders or Participants, except that any amendment or alteration will be subject to the approval of the Company’s shareholders at or before the next annual meeting of shareholders for which the record date is after the date of such Board action if such shareholder approval is required by any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system as then in effect, and the Board may otherwise determine to submit other such amendments or alterations to shareholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant with respect to any previously granted Option or any previous payment of fees in the form of Shares or Deferred Shares.

12.	General Provisions.

(a)	Agreements. Options, Restricted Shares, Deferred Shares, and any other right or obligation under the Plan may be evidenced by agreements or other documents executed by the Company and the Participant incorporating the terms and conditions set forth in the Plan, together with such other terms and conditions not inconsistent with the Plan, as the Board may from time to time approve.

(b)	Compliance with Laws and Obligations. The Company will not be obligated to issue or deliver Shares in connection with any Option or award of Restricted Shares, in payment of any directors’ fees, or in settlement of Deferred Shares in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any stock exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

(c)	Compliance. The obligation of the Company to provide Shares under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board. The Board may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to rights under the Plan. Notwithstanding any other provision of the Plan, the Company shall not be required to take or permit any action under the Plan or any agreement under Section 12(a) which, in the good-faith determination of the Company, would result in a material risk of a violation by the Company of Section 13(k) of the Exchange Act.

(d)	Limitations on Transferability. Options, Restricted Shares, Deferred Shares, and any other right under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated beneficiary in the event of a Participant’s death), and will be exercisable during the lifetime of the Participant only by such Participant or his or her guardian or legal representative; provided, however, that Options, Restricted Shares, and Deferred Shares (and rights relating thereto) may be transferred to one or more trusts or other beneficiaries during the lifetime of the Participant for purposes of the Participant’s estate planning or at the Participant’s death, and such transferees may exercise rights thereunder in accordance with the terms thereof, but only if and to the extent then permitted under Rule 16b-3 and consistent with the registration of the offer and sale of Shares related thereto on Form S-8, Form S-3, or such other registration form of the Securities and Exchange Commission as may then be filed and effective with respect to the Plan. The Company may rely upon the beneficiary designation last filed in accordance with this Section 12(d). Options, Restricted Shares, Deferred Shares, and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors of any Participant.

(e)	No Fiduciary Relationship. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company or its subsidiaries, or their officers or the Board, on the one hand, and the Participant, the Company, its subsidiaries or any other person or entity, on the other.

(f)	Notices. All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Participant, shall be delivered personally, sent by facsimile transmission or mailed to the Participant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 12(f).

(g)	Compliance with Rule 16b-3. It is the intent of the Company that this Plan complies in all respects with applicable provisions of Rule 16b-3. Accordingly, if any provision of this Plan or any agreement hereunder does not comply with the requirements of Rule 16b-3 as then applicable to a transaction by a Participant, such provision will be construed or deemed amended to the extent necessary, to conform to the applicable requirements with respect to such Participant.

(h)	No Right To Continue as a Director. Nothing contained in the Plan or any agreement hereunder will confer upon any Participant any right to continue to serve as a director of the Company.

(i)	No Shareholder Rights Conferred. Except as otherwise provided in Section 6(a), nothing contained in the Plan or any agreement hereunder will confer upon any Participant (or any person or entity claiming rights by or through a Participant) any rights of a shareholder of the Company unless and until Shares are in fact issued to such Participant (or person) or, in the case of an Option, such Option is validly exercised in accordance with Section 6.

(j)	Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor any submission thereof to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the

Board to adopt such other compensatory arrangements for directors as it may deem desirable.

(k)	Limitation of Liability. Each member of the Board shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Board, nor any officer or employee of the Company acting on behalf of the Board, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and any officer or employee of the Company acting on behalf of the Board or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

(l)	Captions. The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

(m)	Governing Law. The validity, construction, and effect of the Plan and any agreement hereunder will be determined in accordance with the Delaware Limited Liability Company Act and other laws (including those governing contracts) of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

13.	Effective Date and Plan Termination. The Plan will be effective if, and at such time as, the Company’s 2004 Share Incentive Plan has become effective, subject to its approval by the shareholders of the Company. Unless earlier terminated by action of the Board, the Plan will remain in effect until such time as no Shares remain available for issuance under the Plan and the Company and Participants have no further rights or obligations under the Plan.

As adopted by the Board:                    April 9, 2004

APPENDIX D
MUNICIPAL MORTGAGE & EQUITY, LLC
2004 SHARE INCENTIVE PLAN

1.	Purpose. The purpose of this 2004 Share Incentive Plan (the “Plan”) of Municipal Mortgage & Equity, LLC, a Delaware limited liability company (the “Company”), is to advance the interests of the Company and its shareholders by providing a means to attract, retain, and reward executive officers and other key individuals of the Company and its subsidiaries, to link compensation to measures of the Company’s performance in order to provide additional share-based incentives to such individuals for the creation of shareholder value, and to promote ownership of a greater proprietary interest in the Company, thereby aligning such individuals’ interests more closely with the interests of shareholders of the Company.

2.	Definitions. The definitions of awards under the Plan, including Options, SARs (including Limited SARs), Restricted Shares, Deferred Shares, and Shares granted as a bonus or in lieu of other awards are set forth in Section 6 of the Plan. Such awards, together with any other right or interest granted to a Participant under the Plan, are termed “Awards.” The definitions of terms relating to a Change in Control of the Company are set forth in Section 8 of the Plan. In addition to such terms and the terms defined in Section 1, the following are defined terms under the Plan:

(a)	“Award Agreement” means any written agreement, contract, notice to a Participant, or other instrument or document evidencing an Award.

(b)	“Beneficiary” means the person, persons, trust, or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under this Plan upon such Participant’s death. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the Participant’s estate.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code include regulations thereunder and successor provisions and regulations thereto.

(e)	“Committee” means the Share Incentive Committee, or such other Board committee as may be designated by the Board to administer the Plan.

(f)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act include the rules promulgated thereunder and successor provisions and rules thereto.

(g)	“Fair Market Value” of a Share means, as of any given date, the closing sales price of a Share on the New York Stock Exchange for such date or, if such day was not a trading day, the closing sales price for the most recent trading day prior to such date.

(h)	“Participant” means a person who, as an executive officer, key employee or key independent contractor of the Company or a subsidiary, has been granted an Award under the Plan which remains outstanding.

(i)	“Rule 16b-3” means Exchange Act Rule 16b-3 as from time to time in effect and applicable to the Plan and Participants.

(j)	“Share” means a Common Share of the Company and such other securities as may be substituted for such Share or such other securities pursuant to Section 8.

3.	Administration.

(a)	Composition of Committee. The Committee shall consist of at least two individuals each of whom shall be a “nonemployee director” as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission (“Rule 16b-3”) under the Exchange Act. If no Committee is designated by the Board to act for these purposes, the Board shall have the rights and responsibilities of the Committee hereunder and under the Award Agreements.

(b)	Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i)	to select Participants to whom Awards may be granted;

(ii)	to determine the type or types of Awards to be granted to each Participant;

(iii)	to determine the number of Awards to be granted, the number of Shares to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule or performance conditions for the lapse of restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an Award, and waivers, accelerations, or modifications thereof, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv)	to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(v)	to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Participant;

(vi)	to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(vii)	to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(viii)	to correct any defect or supply appropriate text for any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder, with such constructions and interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that, the Committee’s construction and interpretation shall not be entitled to deference on and after a Change in Control except to the extent that such constructions and interpretations are made exclusively by members of the Committee who are individuals who served as Committee members before the Change in Control;

(ix)	to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan; and

(x)	In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee, except as provided in clause (viii), shall be final and binding upon all persons. Unless otherwise expressly provided hereunder, the Committee, with respect to any grant, may exercise its discretion hereunder at the time of the Award or thereafter.

(c)	Manner of Exercise of Committee Authority. Unless authority is specifically reserved to the Board under the terms of the Plan, the Company’s Amended and Restated Certificate of Formation and Operating Agreement, or applicable law, the Committee shall have discretion to exercise authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, subsidiaries of the Company, Participants, any person claiming any rights under the Plan from or through any Participant, and Shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any subsidiary the authority, subject to such terms as the Committee shall determine, (i) to perform administrative functions, (ii) with respect to Participants not subject to Section 16 of the Exchange Act, to perform such other functions of the Committee as the Committee may determine, and (iii) with respect to Participants subject to Section 16, to perform such other functions of the Committee as the Committee may determine to the extent performance of such functions will not result in the loss of an exemption under Rule 16b-3 otherwise available for transactions by such persons. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member. If no Committee is designated by the Board to act for these purposes, the Board shall have the rights and responsibilities of the Committee hereunder and under the Award Agreements.

(d)	Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any subsidiary, the

Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on behalf of the Committee or members thereof shall, to the extent permitted by law, be fully indemnified, held harmless and protected by the Company with respect to any such action, determination, or interpretation.

4.	Shares Available Under Plan; Individual Award Limitations; Adjustments.

(a)	Shares Reserved for Awards. Subject to adjustment as hereinafter provided, the total number of Shares reserved and available for issuance to Participants in connection with Awards under the Plan shall be 1,000,000 Shares; provided, however, that the number of Shares issued as Restricted Shares shall not exceed 20% of such total; the number of Shares issued as Awards other than Options (including Restricted Shares) shall not exceed 40% of such total; and the number of Shares with respect to which Awards of Options and SARs may be granted to any Participant shall not exceed 500,000 during any 12 month period. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares to which other then-outstanding Awards relate, exceeds an applicable limitation on the number of Shares then remaining available for issuance under this Section 4. If all or any portion of an Award is forfeited, settled in cash, or terminated without issuance of Shares to the Participant, the Shares to which such Award or portion thereof related shall again be available for Awards under the Plan, and such Award or portion thereof shall not count against the percentage limitations applicable to Restricted Shares and Awards other than Options; provided, however, that Shares withheld in payment of the exercise price of any Option or withholding taxes relating to any Award and Shares equal to the number of Shares surrendered in payment of the exercise price of any Option or withholding taxes relating to any Award shall, for purposes of this provision, be deemed not to have been issued to the Participant in connection with such Awards under the Plan. The Committee may adopt procedures for the counting of Shares relating to any Award to ensure appropriate counting and avoid double counting (in the case of tandem or substitute awards). Any Shares issued pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares, or Shares acquired in the market for the account of the Participant (which treasury Shares or acquired Shares will be deemed to have been “issued” pursuant to such Award).

(b)	Adjustments.

(i)	In the event that the Committee shall determine that any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of Shares or other securities of the Company, stock split or reverse split, extraordinary dividend (whether in the form of cash, Shares, or other property), liquidation, dissolution, or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of each Participant’s rights under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares remaining reserved and available for issuance under Section 4(a), (ii) the number and kind of outstanding Restricted Shares or Restricted Shares relating to any other outstanding Award in connection with which Restricted Shares may be issued, (iii) the number and kind of Shares that may be issued in respect of other outstanding Awards and (iv) the exercise price or grant price relating to any Award (or, if deemed appropriate, the Committee may make provision for a cash payment with respect to any outstanding Award). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

(ii)	If the Company shall be consolidated or merged with another corporation or other entity, each Participant who has received Restricted Shares that are then subject to restrictions imposed by Section 6(d) may be required to deposit with the successor corporation the certificates for the stock or securities or the other property that the Participant is entitled to receive by reason of ownership of Restricted Shares in a manner consistent with Section 6(d)(iii), and such stock, securities or other property shall become subject to the restrictions and requirements imposed by Section 6(d), and the certificates therefor or other evidence thereof shall bear a legend similar in form and substance to the legend referred to in Section 6(d)(iii).

(iii)	The judgment of the Committee with respect to any matter referred to in this Sub-section (b) shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

5.	Eligibility. Executive officers, other key employees and other key independent contractors of the Company and its subsidiaries, including any director who is also an executive officer or employee, are eligible to be granted Awards under the Plan; provided, however, that members of the Committee are not eligible to be granted Awards under the Plan.

6.	Specific Terms of Awards.

(a)	General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(f)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant or upon the occurrence of other events. In addition, the Committee shall require, as the condition of the issuance of Shares in connection with any Award, that consideration be received by the Company which meets the requirements of the Delaware Limited Liability Company Act.

(b)	Options. The Committee is authorized to grant Options (which are not to be treated as incentive options under Section 422 of the Code) to Participants (including “reload” options automatically granted upon the occurrence of specified exercises of options) on the following terms and conditions:

(i)	Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee without regard to the Fair Market Value of a Share on the date of grant of the Option.

(ii)	Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Shares, other Awards or awards granted under other Company plans, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by which Shares will be delivered or deemed to be delivered to Participants.

(iii)	Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or contract during the applicable term of the Options, unexercised Options shall be forfeited and again be available for Award by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to the Options will be waived in whole or in part in the event of terminations resulting from specified causes.

(iv)	Dividend Equivalents. The Committee may provide that payments in the form of dividend equivalents will be credited in respect of an Option. The amount of the dividend equivalent shall be credited on the dividend payment date in any of the following forms: in cash, or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or in options to acquire additional shares under the Option at no cost based on the dividend payments, or in a reduction of the exercise price of the Option. If the Committee provides for crediting dividend equivalents in the form of additional Options or Shares, such dividend equivalents must be approved by the Committee before such Options or Shares can be credited to the Participant.

(c)	Share Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)	Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, the Fair Market Value of one Share at any time during a specified period before or after the date of exercise), over (B) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR.

(ii)	Other Terms. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, the method of exer-

cise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Limited SARs that may only be exercised upon the occurrence of a Change in Control (as such term is defined in Section 8(b) or as otherwise defined by the Committee) may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. Such Limited SARs may be either freestanding or in tandem with other Awards.

(iii)	Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or contract during the applicable term of the SARs, unexercised SARs shall be forfeited and again be available for Award by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to the SARs will be waived in whole or in part in the event of terminations resulting from specified causes.

(d)	Restricted Shares. The Committee is authorized to grant Restricted Shares to Participants on the following terms and conditions:

(i)	Grant and Restrictions. The Committee may provide a specified purchase price for the Restricted Shares (whether or not any State law applicable to the Company requires the payment of a purchase price). Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise as the Committee may determine. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Shares, a Participant granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon (as described below).

(ii)	Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or contract during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes.

(iii)	Certificates for Shares. Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, the Company may retain physical possession of the certificate, and the Participant shall have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Shares.

(iv)	Dividends and Distributions. Dividends paid on Restricted Shares shall be either paid at the dividend payment date in the form the dividends are paid to other shareholders, in cash, or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or the payment of such dividends shall be deferred and/or the amount or value thereof automatically reinvested in additional Restricted Shares, other Awards, or other investment vehicles, as the Committee shall determine or permit the Participant to elect. Shares distributed in connection with a Share split or Share dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property are distributed.

(e)	Deferred Shares. The Committee is authorized to grant Deferred Shares to Participants, subject to the following terms and conditions:

(i)	Award and Restrictions. Issuance of Shares will occur upon expiration of the deferral period specified for an Award of Deferred Shares by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Shares shall be subject to such restrictions as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, under such circumstances, in such installments, or otherwise as the Committee may determine.

(ii)	Forfeiture. Except as otherwise determined by the Committee, upon termination of employment during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Shares), all Deferred Shares that are at that time subject to such risk of forfeiture shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Shares will be waived in whole or in part in the event of terminations resulting from specified causes.

(iii)	Dividend Equivalents. The Committee may provide that payments in the form of dividend equivalents will be credited in respect of Deferred Shares, which amounts may be paid or distributed when accrued or deemed reinvested in additional Deferred Shares.

(f)	Bonus Shares and Awards in Lieu of Cash Obligations. The Committee is authorized to grant Shares as a bonus, or to grant Shares or other Awards in lieu of Company obligations to pay cash under other plans or compensatory arrangements; provided, however, that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such Shares or Awards shall be determined by the Committee in a manner conforming to then-applicable requirements of Rule 16b-3. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g)	Other Stock-Based Awards. The Committee shall have the right to grant other Awards based upon the Shares having such terms and conditions as the Committee may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Shares and the grant of phantom shares.

7.	Certain Provisions Applicable to Awards.

(a)	Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any award granted under any other plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. The per Share exercise price of any Option, grant price of any SAR, or purchase price of any other Award conferring a right to purchase Shares granted in substitution for an outstanding Award or award may be adjusted to reflect the in-the-money value of the surrendered Award or award.

(b)	Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(c)	Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a subsidiary upon the grant or exercise of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments denominated in Shares.

(d)	Rule 16b-3 Compliance. It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 in connection with any grant of Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act (except for transactions exempted under alternative Exchange Act Rules or acknowledged in writing to be non-exempt by such Participant). Accordingly, if, at such time, any provision of this Plan or any Award Agreement relating to an Award does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e)	Loan Provisions. With the consent of the Committee, and subject at all times to, and only to the extent, if any, permitted under and in accordance with, laws and regulations and other binding obligations or provisions applicable to the Company, the Company may make, guarantee, or arrange for a loan or loans to a Participant with respect to the exercise of any Option or other payment in connection with any Award, including the payment by a Participant of any or all federal, state, or local income or other taxes due in connection with any Award. Subject to such limitations, the committee shall have full authority to decide whether to make a loan or loans hereunder and to determine the amount, terms, and provisions of any such loan or loans, including the interest rate to be charged in respect of any such loan or loans, whether the loan or loans are to be with or without recourse against the borrower, the terms on which the loan is to be repaid and conditions, if any, under which the loan or loans may be forgiven. Notwithstanding any other provision of the Plan, the Company shall not be required to take or permit any action under the Plan or any agreement under Section 6 which, in the good-faith determination of the Company, would result in a material risk of a violation by the Company of Section 13(k) of the Exchange Act.

8.	Change in Control Provisions.

(a)	In the event of a “Change in Control,” as defined in this Section:

(i)	The Committee as constituted immediately before the Change in Control may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the Change in Control (including, without limitation, the substitution of stock other than stock of the Company as the stock optioned hereunder, cash payment or other equitable consideration and the acceleration of vesting or exercisability of Awards under the Plan), provided the Committee determines that such adjustments do not have a substantial adverse economic impact on the Participants as determined at the time of the adjustments.

(ii)	(A) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested, subject only to the restrictions set forth in Sections 7(d) and 9(a); and (B) the restrictions, deferral of settlement, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Award shall be deemed fully vested, and any performance conditions imposed with respect to any Award shall be deemed to be fully achieved, subject to the restrictions set forth in Sections 7(d) and 9(a).

(b)	For purposes of the Plan, a “Change in Control” shall have occurred if:

(i)	Any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any entity controlling, controlled by or under common control with the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of either the combined voting power of the Company’s then outstanding voting securities or the then outstanding Shares (in either case, other than as a result of an acquisition of securities directly from the Company);

(ii)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director

(other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this Section 8(b)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii)	the shareholders of the Company approve a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse share split of any class of voting securities of the Company, or the consummation of any such transaction if shareholder approval is not obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 75% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each such continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph (iii), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 75% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity or of any subsidiary of the Company or such surviving entity; or

(iv)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

9.	General Provisions.

(a)	Compliance With Laws and Obligations. The Company will not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any stock exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

(b)	Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated Beneficiary in the event of the

Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his or her guardian or legal representative; provided, however, that such Awards and other rights may be transferred to one or more transferees during the lifetime of the Participant in connection with the Participant’s estate or tax planning, and such transferees may exercise rights thereunder in accordance with the terms thereof, but only if and to the extent consistent with the registration of the offer and sale of Shares on Form S-8, Form S-3, or such other registration form of the Securities and Exchange Commission as may then be filed and effective with respect to the Plan and permitted by the Committee. The Company may rely upon the beneficiary designation last filed in accordance with this Section 9(b). Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered by a Participant and shall not be subject to the claims of a Participant’s creditors.

(c)	Taxes. The Company and any subsidiary is authorized to withhold from any Award granted or to be settled, any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant amounts of withholding and other taxes due or potentially payable in connection with any income recognition event involving an Award (including, for example, an election under section 83(b) of the Code), and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations.

(d)	No Right to Continued Employment; Leaves of Absence. Neither the Plan, any Award Agreement, or any action taken hereunder shall be construed as giving any Participant the right to be retained in the employ or contract of the Company or any of its subsidiaries, nor shall it interfere in any way with the right of the Company or any of its subsidiaries to terminate any Participant’s employment or contract at any time. Unless otherwise specified in the applicable Award Agreement, an approved leave of absence shall not be considered a termination of employment for purposes of an Award under the Plan.

(e)	No Rights to Awards; No Shareholder Rights. No Participant or employee or independent contractor shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees or independent contractors. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option, the Option is duly exercised.

(f)	Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants, except that any amendment or alteration will be subject to the approval of the Company’s shareholders at or before the next annual meeting of share-

holders for which the record date is after the date of such Board action if such shareholder approval is required by any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which Company securities may then be listed or quoted, and the Board may otherwise determine to submit other such amendments or alterations to shareholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant with respect to any Award theretofore granted to him. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award.

(g)	No Fiduciary Relationship. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company or its subsidiaries, or their officers or the Committee, on the one hand, and the Participant, the Company, its subsidiaries or any other person or entity, on the other.

(h)	Notices. All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Participant, shall be delivered personally, sent by facsimile transmission or mailed to the Participant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 9(h).

(i)	Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(j)	Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(k)	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(l)	Captions. The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

(m)	Governing Law. The validity, construction, and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement will be determined in accordance with the Delaware Limited Liability Company Act and other laws (including those governing contracts) of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

10.	Shareholder Approval, Effective Date, and Plan Termination. The Plan will be effective upon July 1, 2004, subject to its approval by the shareholders of the Company. Unless earlier terminated by action of the Board, the Plan will remain in effect until such time as no Shares remain available for issuance under the Plan and the Company and Participants have no further rights or obligations under the Plan.

As adopted by the Board of Directors:                    April 9, 2004

MUNICIPAL MORTGAGE & EQUITY, LLC C/O REGISTRAR & TRANSFER CO. 10 COMMERCE DRIVE CRANFORD, NJ 07016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Municipal Mortgage & Equity, LLC, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MUMOE1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
MUNICIPAL MORTGAGE & EQUITY, LLC

Election of Directors

1.	Election of four members of the Board of Directors to hold office for three-year terms expiring at the annual meeting held in 2007 or until their successors are elected and qualified
			For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
	Nominees:	01) Eddie C. Brown 02) Douglas A. McGregor 03) Carl W. Stearn 04) Fred N. Pratt, Jr.
					

							For	Against	Abstain
Vote On Proposals

2.	Approval of the 2004 Non-Employee Directors’ Share Plan								

3.	Approval of the 2004 Share Incentive Plan								

4.	Any other matters that may properly be brought before the meeting								

     If no choice is indicated above, this proxy shall be deemed to grant authority to vote FOR the election of director nominees and FOR proposals 2, 3 and 4. The Shareholder’s signature should be exactly as the name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this Proxy in the box below.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)			Date

REVOCABLE PROXY

MUNICIPAL MORTGAGE & EQUITY, LLC

COMMON

Proxy for Annual Meeting of Shareholders

Thursday, June 3, 2004

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                Revoking all prior proxies, the undersigned, a Shareholder of Municipal Mortgage & Equity, LLC (the “Company”), hereby appoints Janet E. McHugh, William S. Harrison and Michael L. Falcone, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all Common Shares, no par value (the “Shares”), of the undersigned in the Company at theAnnual Meeting of Shareholders of the Company to be held at the Company’s offices at Pier IV Building, 621 East Pratt St., Suite 300, Baltimore, MD 21202, on June 3, 2004, at 9:00 a.m., local time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting as indicated hereon, and at their discretion, upon any other business not now known, which properly may come before the said meeting, all as more fully set forth in the accompanying proxy statement, receipt of which is acknowledged.